PURCHASE AGREEMENT

BY AND AMONG

CLARKSVILLE HOLDINGS, LLC

AND

CHS/COMMUNITY HEALTH SYSTEMS, INC.

AND

VANDERBILT MONTGOMERY HOLDINGS, LLC

AND

VANDERBILT UNIVERSITY MEDICAL CENTER

AND

CLARKSVILLE HEALTH SYSTEM, G.P.

AND

CLARKSVILLE PHYSICIAN SERVICES, G.P.

OCTOBER 30, 2025

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(continued)

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Defined Terms

Accounting Firm .................................................................................... Section 1.8(c)

ACO .................................................................................... Recitals

ACO Holdings .................................................................................... Recitals

ACO Interests .................................................................................... Recitals

ACOs .................................................................................... Section 1.9(a)

Acquisition Proposal .................................................................................... Section 5.7

Affiliate .................................................................................... Section 12.18

Agreement ..................................................................... Introductory Paragraph

Anti-Kickback Law .................................................................................... Section 1.5(i)

Antitrust Laws .................................................................................... Section 5.2

Assigned Contracts .................................................................................... Section 3.18

Assignment of Assigned Contracts ........................................................................ Section 2.2(d)

Assignment of Excluded Assets ................................................................................ Section 2.2(c)

Assignment of Membership Interests ........................................................................ Section 2.2(b)

Assignment of Partnership Interests ........................................................................ Section 2.2(a)

Assumed Liabilities .................................................................................... Section 1.4

Balance Sheet Date .................................................................................... Section 3.5(a)

Benefit Plans .................................................................................. Section 3.13(a)

Business Associate Agreement .............................................................................. Section 2.2(k)

Buyer ..................................................................... Introductory Paragraph

Buyer Cost Report ................................................................................ Section 10.22(a)

Buyer Environmental Surveys.................................................................................. Section 5.6

Buyer Plans .................................................................................. Section 10.7(b)

Buyer Released Parties ................................................................................ Section 10.20(b)

Buyer Released Party ................................................................................ Section 10.20(b)

Cash Balance .................................................................................. Section 1.10(a)

CERCLA .................................................................................. Section 3.15

CHS ..................................................................... Introductory Paragraph

Clinic Billing and Collection Agreement.................................................................. Section 2.2(m)

Closing Date .................................................................................. Section 2.1

COBRA .................................................................................. Section 1.5(d)

Code .................................................................................. Section 10.6(b)

Competitive Business .................................................................................. Section 9.1

compliance program .................................................................................. Section 3.26

Contracts .................................................................................. Section 3.18

Control .................................................................................. Section 12.18

Coverage Agreement .................................................................................. Section 10.26

Data Room .................................................................................. Section 12.28

Effective Time .................................................................................. Section 2.1

Employee Transition Date .................................................................................. Section 10.7(a)

Endorsements .................................................................................. Section 7.3

Environmental Laws .................................................................................. Section 3.15

ERISA .................................................................................. Section 3.13(a)

ERISA Affiliate .................................................................................. Section 3.13(e)

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Excluded Assets .................................................................................. Section 1.3

Excluded Liabilities .................................................................................. Section 1.6

Excluded Marks .................................................................................. Section 1.3(b)

Excluded Tennova Marks .................................................................................. Section 10.24

Facilities .................................................................................. Recitals

False Claims Act .................................................................................. Section 1.5(i)

FEMA Funding .................................................................................. Section 3.27

Financial Statements .................................................................................. Section 3.5

FPPE .................................................................................. Section 3.18

FTC .................................................................................. Section 5.2

GAAP .................................................................................. Section 1.8(a)

Government Entity .................................................................................. Section 3.9

Health System Partnership ..................................................................... Introductory Paragraph

HIPPA ................................................................................ Section 3.9(a)(i)

Hospital .................................................................................. Recitals

Hospital Transition Services Agreement.................................................................... Section 2.2(l)

HSR Act .................................................................................. Section 5.2

Identified Contracts .................................................................................. Section 5.9

Immaterial Contracts .................................................................................. Section 3.18

Imputed Underpayment .................................................................................. Section 1.5(c)

Information Privacy or Security Laws.................................................................... Section 3.9(a)(i)

Information Services Agreement............................................................................. Section 2.2(k)

Initial Cost Reports ................................................................................ Section 10.22(d)

Intellectual Property .................................................................................. Section 3.25

Justice Department .................................................................................. Section 5.2

Knowledge of Seller .................................................................................. Section 12.27

Leased Real Property .................................................................................. Section 3.11

License Agreement .................................................................................. Section 2.2(n)

Management Agreements .................................................................................. Section 10.19

Material Adverse Effect .................................................................................. Section 12.24

Material Consents .................................................................................. Section 7.7

Material Contracts, .................................................................................. Section 3.18

Material Litigation .................................................................................. Section 5.3(e)

Medical Waste .................................................................................. Section 3.15

Medical Waste Laws .................................................................................. Section 3.15

Medicare Advanced Payment Program..................................................................... Section 3.27

MSSP .................................................................................. Section 3.30

Net Working Capital .................................................................................. Section 1.8(a)

New Employee Lease Agreements ...................................................................... Section 10.7(b)

New Title Exception .................................................................................. Section 6.5(c)

New Title Objection .................................................................................. Section 6.5(c)

New Title Response .................................................................................. Section 6.5(c)

Operating Agreement .................................................................................. Section 1.11

Owned Real Property .................................................................................. Section 3.11

Ownership Interests .................................................................................. Section 3.4

Partnership Agreements .................................................................................. Section 1.1

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Partnership Cost Reports ................................................................................ Section 10.22(a)

Partnerships ..................................................................... Introductory Paragraph

Permitted Encumbrances .................................................................................. Section 3.11

Phase-Out Period .................................................................................. Section10.24

Physician Practice Partnership.................................................................... Introductory Paragraph

Policy and Procedure Manuals .................................................................................. Section1.3(d)

Provider Relief Fund .................................................................................. Section 3.27

Purchase Price .................................................................................. Section 1.7(a)

Push-Out Election .................................................................................. Section 10.6(b)

RAC .................................................................................. Section 1.9(a)

RCRA .................................................................................. Section 3.15

Real Property .................................................................................. Section 3.11

Receivables Collection Agreement.......................................................................... Section 2.2(o)

Retained Liabilities .................................................................................. Section 1.5

RHTP Funds .................................................................................. Section 10.25

Section 754 Election .................................................................................. Section 10.3

Seller ......................................................... Introductory Paragraph

Seller Cost Report ................................................................................ Section 10.22(a)

Seller Guaranty .................................................................................. Section 10.17

Seller Released Parties ................................................................................ Section 10.20(a)

Seller Released Party ................................................................................ Section 10.20(a)

Seller Requirement Documents............................................................................... Section 2.2(r)

Seller's Interests .................................................................................. Recitals

Seller's Knowledge .................................................................................. Section 12.27

Stark Law .................................................................................. Section 1.5(i)

State Health Agency .................................................................................. Section 3.7

Subsidiaries .................................................................................. Section 3.4

Subsidiary .................................................................................. Section 3.4

Supply Chain Transition Services Agreement........................................................... Section 2.2(q)

Survival Period .................................................................................. Section 12.17

Tax .................................................................................. Section 3.16

Tax Return .................................................................................. Section 3.16

Taxes .................................................................................. Section 3.16

Title Commitment .................................................................................. Section 6.5(a)

Title Company .................................................................................. Section 6.5(a)

Title Evidence .................................................................................. Section 6.5(c)

Title Policy .................................................................................. Section 6.5(a)

VMH ..................................................................... Introductory Paragraph

VUMC ..................................................................... Introductory Paragraph

WARN Act .................................................................................. Section 3.17(c)

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PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 30, 2025, by and among CLARKSVILLE HOLDINGS, LLC, a Delaware limited liability company ("Seller"), CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation ("CHS"), VANDERBILT MONTGOMERY HOLDINGS, LLC, a Tennessee limited liability company (“VMH”) (VMH and/or VMH’s designee in accordance with Section 12.7 is referred to in this Agreement as "Buyer"), VANDERBILT UNIVERSITY MEDICAL CENTER, a Tennessee nonprofit corporation ("VUMC"), CLARKSVILLE HEALTH SYSTEM, G.P., a Delaware general partnership (the "Health System Partnership"), and CLARKSVILLE PHYSICIAN SERVICES, G.P., a Delaware general partnership (the "Physician Practice Partnership" and together with the Health System Partnership, the "Partnerships").

RECITALS:

A.
The Partnerships, either directly or through their subsidiaries, own and operate Tennova Healthcare – Clarksville in Clarksville, Tennessee (the "Hospital"), and certain related medical office buildings and outpatient care facilities, physician practices, an imaging center, and other ancillary services identified on Exhibit A (collectively with Hospital, the "Facilities").
B.
Seller owns eighty percent (80%) of the general partnership interests in each of the Partnerships (the "Seller's Interests"), which represents Seller's entire ownership interest in the Partnerships. Buyer owns the remaining twenty percent (20%) general partnership interest in each of the Partnerships.
C.
Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller's Interests, on the terms and conditions set forth in this Agreement.
D.
Seller’s Affiliate, CHSPSC ACO Holdings, LLC, a Delaware limited liability company (“ACO Holdings”), owns one hundred percent (100%) of the membership interests (the “ACO Interests”) in CHSPSC ACO 15, LLC, a Delaware limited liability company (the “ACO”), which represents ACO Holdings’ entire ownership interest in the ACO.
E.
ACO Holdings desires to sell to Buyer, and Buyer desires to purchase from ACO Holdings, all of the ACO Interests, on the terms and conditions set forth in this Agreement.
F.
CHS is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or Affiliates as set forth herein.
G.
VUMC is a party to this Agreement for purposes of guaranteeing the obligations of its subsidiaries or Affiliates as set forth herein.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

1.
PURCHASE AND SALE OF SELLER'S INTERESTS.
1.1
Sale of Seller's Interests. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and post-closing obligations of Buyer, Seller, and the Partnerships herein set forth, Seller agrees to sell, convey, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, Seller's Interests on the Closing Date (as hereinafter defined), for the consideration hereinafter provided. On the Closing Date, Seller shall transfer the Seller's Interests to Buyer free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restrictions on voting or transfer of any kind whatsoever, other than restrictions under the Securities Act of 1933, as amended, state securities laws or as contained in the Second Amended and Restated Partnership Agreement of the Health System Partnership dated as of January 1, 2021, and the Second Amended and Restated Partnership Agreement of the Physician Practice Partnership dated as of January 1, 2021 (collectively, the "Partnership Agreements").
1.2
Waiver. Subject to the terms and conditions of this Agreement, the parties waive the requirements and restrictions of Article 13 of the Partnership Agreements relating to the transfer of Seller's Interests, as well as the provisions of any other agreements of the parties which might prohibit or limit the transactions contemplated herein (with such waiver limited solely to the prohibition or limitation on the transactions contemplated herein).
1.3
Excluded Assets. Those assets of the Partnerships described below, together with any assets described on Schedule 1.3 hereto, shall be excluded from the assets of the Partnerships as of the Closing through Buyer's acquisition of the Seller's Interests (collectively, the "Excluded Assets"):
(a)
any reserves or prepaid expenses related to the Excluded Assets (such as prepaid legal expenses or insurance premiums);
(b)
the names, symbols, trademarks, logos or other symbols used in connection with the Facilities which include the names "CHS," "Community Health Systems," "Tennova," or any variants thereof or any other names which are proprietary and exclusive to Seller or its Affiliates (excluding the Partnerships) (the "Excluded Marks");
(c)
any computer software and programs which are proprietary to Seller or its Affiliates;
(d)
all of Seller's or any Affiliate's proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses (the "Policy and Procedure Manuals");
(e)
all rights in connection with and the assets of Seller's or CHS' employee benefit plans, including, but not limited to, the "Benefit Plans" as hereinafter defined;

(f)
all national or regional contracts of Seller or any Affiliate of Seller which are made available to the Facilities by virtue of the Facilities being Affiliates of Seller; provided, however, certain services provided under a national or regional contract may be made available to Buyer, as specified in the Information Services Agreement, the Hospital Transition Services Agreement, the Clinic Billing and Collection Agreement, and the License Agreement; and
(g)
all records relating to the Excluded Assets to the extent that the Partnerships do not need the same in connection with the ongoing activities of the Partnerships or the Facilities.

On or before the Closing Date, to the extent permitted by law and not restricted by contract or otherwise, the Partnerships shall cause the Excluded Assets, together with the Excluded Liabilities (defined in Section 1.6 below), to be transferred by the Partnerships to Seller or an Affiliate of Seller pursuant to an assignment and assumption agreement in form and substance satisfactory to Buyer.

1.4
Assumed Liabilities. As of the Effective Time, the Partnerships shall retain and be solely responsible for the following liabilities (the "Assumed Liabilities"):
(a)
all obligations of the Partnerships accruing from and after the Effective Time with respect to the Contracts (excluding any Contracts that are Excluded Assets), but only to the extent such liabilities were incurred in the ordinary course of business and do not relate to (i) any unpaid amounts that accrued or became due and payable prior to the Effective Time (except to the extent included in Net Working Capital), or (ii) any failure to perform, breach or other violation or default of or under the Contracts occurring prior to the Effective Time;
(b)
the trade accounts payable and other current liabilities of the Partnerships as of the Effective Time, but only to the extent such accounts payable and current liabilities are included in the calculation of Net Working Capital (as defined below); and
(c)
obligations and liabilities as of the Effective Time in respect of accrued vacation and holiday pay benefits of the employees of the Seller or Physician Practice Partnership who are hired by the Buyer or its Affiliates as of the Effective Time, and related taxes, but only to the extent such accrued vacation and holiday pay benefits are included in the calculation of Net Working Capital and excluding extended illness bank benefits.
1.5
Retained Liabilities. In addition to the Assumed Liabilities, the following liabilities and obligations of the Partnerships arising out of the operation of the Facilities prior to the Effective Time shall be retained by the Partnerships but shall be subject to the indemnification obligations of Seller under Section 11.1 (collectively, the "Retained Liabilities"):
(a)
claims or potential claims for medical malpractice or general liability relating to or arising out of acts or omissions that occurred prior to the Effective Time;
(b)
(1) all liabilities and obligations of the Partnerships in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid (inclusive of the State of Tennessee TennCare program), CHAMPUS/TRICARE, Blue Cross, or other third party payor programs, including, without limitation, in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by the Partnerships for periods prior to the Effective Time, RAC appeals, ACOs), (2) all liabilities and obligations of the Partnerships in respect of periods prior to the Effective Time related to all Medicaid payments and programs including the Hospital Investment Program (HIP), including all cash transactions delineated in Section 1.9, including, but not limited to (i) settlements or adjustments to prior Medicaid payments resulting from the State's audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) Disproportionate Share (DSH), (iii) Uncompensated Care (UC), (iv) Graduate Medical Education (GME), and (v) Virtual Disproportionate Share (VDSH), and all appeals and appeal rights of the Partnerships relating to such settlements, (3) any audit under the Medicare RAC program or any noncompliance with applicable law or contractual obligations related to the billing or collection for services, any ACOs, and (4) any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;
(c)
federal, state or local tax liabilities or obligations of the Partnerships (including in respect of any imputed underpayment within the meaning of Section 6225 of the Code (an "Imputed Underpayment")) in respect of periods prior to the Effective Time or resulting from the consummation of the transactions contemplated herein including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers' compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Seller or Physician Practice Partnership of such employees' right to vacation, sick leave, and holiday benefits accrued while in the employ of the Seller or Physician Practice Partnership (provided, however, that this clause (c) shall not apply to any and all taxes payable that constitute Assumed Liabilities under Section 1.4(d) or any and all taxes payable that constitute Excluded Liabilities under Section 1.6);
(d)
liability for any and all claims by or on behalf of employees of the Seller or Physician Practice Partnership relating to periods prior to the Effective Time including, without limitation, liability and obligations for any compensation-related payments, pension, profit sharing, deferred compensation, equity or equity-related compensation, incentive compensation, fringe benefit, tuition reimbursement, severance, termination pay, change in control or retention payments, bonuses or any other employee benefit plan of whatever kind or nature or any employee health and welfare benefit plans, liability for any unemployment compensation claim or workers' compensation claim, and any liabilities or obligations to former employees of the Seller or Physician Practice Partnership under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") (provided, however, that this clause (d) shall not apply to any and all employee benefits constituting Assumed Liabilities under Section 1.4(d));
(e)
any liability or obligation arising out of the Seller’s or Partnerships' non-compliance with laws, regulations, rules and ordinances relating to employment, including but not limited to those enforced by the Wage and Hour Division of the U.S. Department of Labor, Equal Employment Opportunity Commission, Office of Federal Contract Compliance Programs, National Labor Relations Board, Occupational Safety and Health Administration or any comparable state or local agency;
(f)
any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller, the Partnerships or any of their Affiliates or any of their employees, medical staff, agents, vendors, representatives, successors or assigns, with respect to acts or omissions prior to the Effective Time;
(g)
any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller, the Partnerships, their Affiliates or, to the extent related to their services to the Partnerships, each of their directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Government Entity;
(h)
liabilities or obligations to the extent arising out of any breach by the Partnerships prior to the Effective Time of any Contract;
(i)
any liability of the Partnerships relating to violation of federal or state laws regulating fraud, including but not limited to the federal Anti-Kickback Law (42 U.S.C. § 1320(a)-7(b) et seq.) (the "Anti-Kickback Law"), the Ethics in Patient Referrals Act (42 U.S.C. § 1395nn et seq.) (the "Stark Law"), and the False Claims Act (31 U.S.C. § 3729 et seq.) (the "False Claims Act");
(j)
all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing and identified on Schedule 3.18 hereto;
(k)
all liabilities and obligations related to or arising out of any claims of the Seller against the Partnerships; and
(l)
any other liabilities and obligations of the Partnerships related to or arising from acts or omissions prior to the Effective Time that are not an Assumed Liability.
1.6
Excluded Liabilities. The Partnerships shall not assume and under no circumstances shall the Partnerships be obligated to pay or assume, and none of the assets of the Partnerships shall be or become liable for or subject to, any liabilities or obligations associated with or arising out of any of the Excluded Assets (the "Excluded Liabilities"). For purposes of this Agreement, the Excluded Liabilities shall include any federal income tax liabilities attributable to tax allocations of 80% of the Partnerships' income, gain, losses, and deductions to Seller with respect to periods prior to the Effective Time.
1.7
Purchase Price.
(a)
Subject to the terms and conditions hereof, in reliance upon the representations and warranties of CHS and Seller herein set forth and as consideration for the sale and purchase of Seller's Interests and the ACO Interests herein contemplated,

Buyer agrees to pay to Seller as the aggregate purchase price hereunder (the "Purchase Price") Six Hundred Million Dollars ($600,000,000), (i) plus an amount equal to eighty percent (80%) of the Net Working Capital of the Partnerships as of the last day of the calendar month immediately preceding the Effective Time, and (ii) minus an amount equal to twenty percent (20%) of the Cash Balance (as defined below) as of the last day of the calendar month immediately preceding the Effective Time. The Purchase Price shall be calculated as of the Closing based upon the estimated Net Working Capital (as determined in accordance with Section 1.8(b)) and based upon the estimated Cash Balance (as determined in accordance with Section 1.10(b)), and shall be due and payable by Buyer to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller. The Purchase Price shall be adjusted after the Closing in accordance with Section 1.8 to reflect the actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (as determined in accordance with Section 1.8(b)), and in accordance with Section 1.10 to reflect the actual Cash Balance as of the last day of the calendar month immediately preceding the Effective Time (as determined in accordance with Section 1.10(b)).
(b)
Seller shall not be considered to be a partner of the Partnerships after the Effective Time, and, except as contemplated by this Agreement (including Section 10.23), shall not be allocated any profits or losses of the Partnerships after the Effective Time, and shall not be entitled to any distributions made by the Partnerships after the Effective Time.
1.8
Net Working Capital.
(a)
Net Working Capital. As used herein, the term "Net Working Capital" shall mean the aggregate current assets of the Partnerships minus the aggregate current liabilities of the Partnerships, all as determined in accordance with generally accepted accounting principles ("GAAP") consistently applied. In any case with respect to the computation of Net Working Capital, (i) the following shall be included in current assets: petty cash, accounts receivable, assumable deposits, prepaid expenses, and supplies and inventory as of the last day of the calendar month immediately preceding the Effective Time, and (ii) the following shall be included in current liabilities: accounts payable, accrued expenses, accrued salaries and wages, and accrued liabilities for vacation and holiday benefits (not to exceed 80 hours for any employee), excluding any extended illness banks, for employees as of the last day of the calendar month immediately preceding the Effective Time.
(b)
Adjustments. Attached hereto as Schedule 1.8 is the mutually agreed upon schedule of the Net Working Capital as of August 31, 2025, together with the principles, specifications and methodologies used in determining the Net Working Capital. At least ten (10) business days prior to the Closing, Seller shall deliver to Buyer a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Net Working Capital shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Net Working Capital as of August 31, 2025, as specified and presented in Schedule 1.8, and, reduced in accordance with footnote (7) to such Schedule 1.8, shall be used for purposes of calculating the

Purchase Price as of the Closing. Actual Net Working Capital shall be calculated based upon current asset and current liability balances as reported on the financial statements of the Partnerships as of the Closing. Within one hundred twenty (120) days after the Closing, Buyer shall deliver to Seller its determination of the actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time (following the same principles, specifications and methodologies used to determine the Net Working Capital as set forth on Schedule 1.8 and the estimated Net Working Capital as of the Closing), and reduced in accordance with footnote (7) to such Schedule 1.8. Each party shall have full access to the financial books and records of the Partnership to confirm or audit Net Working Capital computations. Should Seller disagree with Buyer's determination of the Net Working Capital, Seller shall notify Buyer within sixty (60) days after Buyer's delivery of its determination of the Net Working Capital. If Seller and Buyer fail to agree within thirty (30) days after Seller's delivery of notice of disagreement on the amount of the Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.8(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Net Working Capital. The Purchase Price shall be increased or decreased to reflect the difference between the estimated Net Working Capital at the Closing and the actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time, each following the reduction referenced in footnote (7) to such Schedule 1.8, as of the Effective Time, and within five (5) business days after determination thereof, eighty percent (80%) of any increase in such Net Working Capital shall be paid in cash by Buyer to Seller, and eighty percent (80%) of any decrease in such Net Working Capital shall be paid in cash by Seller to Buyer.
(c)
Dispute of Adjustments. In the event that Seller and Buyer are not able to agree on the actual Net Working Capital as of the last day of the calendar month immediately preceding the Effective Time within thirty (30) days after Seller's delivery of notice of disagreement, Seller and Buyer shall each have the right to require that such disputed determination be submitted to an independent certified public accounting firm as Seller and Buyer may then mutually agree upon in writing (the "Accounting Firm") for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Net Working Capital. The Accounting Firm's determination shall be binding upon Seller and Buyer, and such Accounting Firm's fees and expenses shall be borne equally by Seller and Buyer.
(d)
Physical Inventory. At least ten (10) business days prior to the Closing, the Seller shall cause a physical inventory to be taken of the inventory and supplies on hand at the Facilities by employees or representatives of the Seller or their Affiliates as near in time as possible to the Closing Date and with the results extended and adjusted through the Closing Date. The Seller shall permit representatives or employees of the Buyer to observe such inventory process. All inventory items shall be valued at cost on a first-in first-out basis. The parties acknowledge that the inventory to be taken pursuant to this Section 1.8(d)

will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory may not be available until sometime after the Closing Date. For purposes of determining the actual Net Working Capital, inventory shall be valued as determined pursuant to this Section 1.8(d).
1.9
Third Party Payor Settlements.
(a)
All amounts payable to the Partnerships in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by the Partnerships for periods prior to the Effective Time (hereinafter defined), retrospective payment of claims that are the subject of CMS Recovery Audit Contractor ("RAC") appeals, all payments associated with any Medicare Accountable Care Organizations ("ACOs"), and all payments for periods prior to the Effective Time related to all Medicaid payments and programs, including, but not limited to, (i) settlements or adjustments to prior Medicaid payments resulting from the State or Federal audit or other recalculation of Medicaid payments for services rendered prior to the Effective Time, (ii) Statutory DSH, (iii) Charity, (iv) GME, (v) Virtual DSH, (vi) provider tax, and (vii) Hospital Investment Program (HIP), including any payments received after the Effective Time that relate to HIP settlements or claims for services rendered prior to the Effective Time, including but not limited to those resulting from late reporting by Medicaid MCOs or delayed reconciliation processes due to the evolving nature of the HIP program in Tennessee, and all appeals and appeal rights of Seller relating to such settlements, including cost report settlements, for periods prior to the Effective Time, shall be allocated between Seller and Buyer in proportion to their respective ownership percentages in the Partnerships prior to the Effective Time (i.e., 80% to Seller and 20% to Buyer). To the extent such settlements are greater than or less than the amounts included in the calculation of Net Working Capital (as detailed on Schedule 1.8), the variance shall be allocated between Seller and Buyer in proportion to their respective ownership percentages in the Partnerships prior to the Effective Time (i.e., 80% to Seller and 20% to Buyer). Accordingly, Buyer shall within ten (10) business days after receipt by a Partnership, remit to Seller eighty percent (80%) of any receipts of any such amounts and the Seller shall within ten (10) business days remit to the applicable Partnership eighty percent (80%) of any liabilities for any such amounts.
(b)
The parties acknowledge that Medicaid supplemental cash transactions (payments made or received separate from Medicaid Managed Care Organization (MCO) and Traditional Medicaid fee-for-serve individual paid claims), for the programs listed in Section 1.9(a), and cash receipts from the State and Medicaid MCOs, may not be finalized at the Effective Time. In order to allocate all cash transactions between Seller and Buyer, the total cash transactions for each program year will be segregated into two portions: one pertaining to the period prior to the Effective Time and a second pertaining to the period after the Effective Time. If a program year occurs entirely before or after the Effective Time, its cash transactions will be entirely allocated to the portion before or after the Effective Time, respectively. If a program year does not relate solely to a period prior to or after the Effective Time, its cash transactions must be segregated into the portions before and after the Effective Time. To determine the portion applicable to the period prior to the Effective Time, the cash transactions for the applicable program year shall be multiplied by a fraction, the numerator of which shall be the number of days prior to the Effective Time during the period attributable to the program year and the denominator of which shall be the total number of days attributable to the program year. To determine the portion applicable to the period after the Effective Time, the cash transactions shall be multiplied by a fraction, the numerator of which shall be the number of days after the Effective Time during the period attributable to the program year and the denominator of which shall be the total number of days attributable to the program year.
(c)
The portion of cash transactions for payments covered in Section 1.9(a) and applicable to the period prior to the Effective Time for each program year shall be allocated between Seller and Buyer in proportion to their respective ownership percentages in the Partnerships prior to the Effective Time (i.e., 80% to Seller and 20% to Buyer). The portion of cash transactions for each program year applicable to the period after the Effective Time shall be allocated solely to the Buyer. The parties acknowledge that Seller and Buyer will have paid and/or received cash transactions prior to the Effective Time, through Net Working Capital, or after the Effective Time. Once all cash transactions for a program year are complete, a final settlement will occur between the parties for the given program year. This settlement will be comprised of two data elements: (i) the sum of cash transactions paid or received by each party for the applicable program year; and (ii) each party's allocation of cash allocations for the given program year in accordance with this Section 1.9. The total cash transactions for the first data element will be derived from Tennessee Hospital Association provider worksheets for the given program year provided on a quarterly basis, if applicable, and agreed to the general ledger of each party according to the transactions it received or paid. If the two data elements of the settlement do not agree, meaning the parties have not paid or received total cash transactions for a given program year equivalent to their allocations determined in accordance with this Section 1.9, payments will be made between the parties for each program year to arrive at the allocations determined in this Section 1.9. If the parties are unable to agree on any amount to be paid under this Section 1.9, then such amount shall be submitted to the Accounting Firm for computation or verification in accordance with the provisions of this Agreement, at the joint equal expense of Buyer and Seller.
(d)
The parties agree that all outstanding appeal issues listed on Schedule 3.21, including the 1115 Waiver Days appeals and the Blue Cross Blue Shield Antitrust Settlement, are excluded from the calculation of Net Working Capital, and any funds will be allocated between Seller and Buyer in accordance with the provisions of this Section.
1.10
Reconciliation of Cash Balance.
(a)
Notwithstanding anything to the contrary herein, any amounts of the Partnerships due from Seller or its Affiliates (referred to as "Due from Majority Member - Cash Management" in the Financial Statements and “Intercompany” on Schedule 1.8 and referred to herein as the "Cash Balance") as of the last day of the calendar month immediately preceding the Effective Time shall be reconciled in accordance with this Section 1.10.

(b)
Attached hereto as Schedule 1.10 is a schedule of the Cash Balance as of August 31, 2025, together with the principles, specifications and methodologies used in determining the Cash Balance. At least ten (10) business days prior to the Closing, Seller shall deliver to Buyer a reasonable estimate of the Cash Balance as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. The Cash Balance shall be estimated following the same mutually agreed upon principles, specifications and methodologies used to determine the Cash Balance as of August 31, 2025, as specified in Schedule 1.10, and shall be used for purposes of calculating the Purchase Price as of the Closing. Within one hundred twenty (120) days after the Closing, Seller shall deliver to Buyer its determination of the actual Cash Balance as of the last day of the calendar month immediately preceding the Effective Time (following the same principles, specifications and methodologies used to determine the Cash Balance as set forth on Schedule 1.10, and the estimated Cash Balance as of the Closing). Each party shall have full access to the financial books and records pertaining to the Partnership to confirm or audit Cash Balance computations. Should Buyer disagree with Seller's determination of the Cash Balance, Buyer shall notify Seller within sixty (60) days after Seller's delivery of its determination of the Cash Balance. If Seller and Buyer fail to agree within thirty (30) days after Buyer's delivery of notice of disagreement on the amount of the Cash Balance, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.10(c), which shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Cash Balance. If the Cash Balance results in an amount due by the Partnerships to Seller or one of their Affiliates, Buyer shall pay to Seller an amount equal twenty percent (20%) of the Cash Balance. If the Cash Balance results in an amount due by Seller or its Affiliates to the Partnerships, Seller shall pay Buyer an amount equal to twenty percent (20%) of the Cash Balance and the remaining eighty percent (80%) shall be retained by Seller or its Affiliates and no longer due to the Partnerships. Within five (5) business days after the calculation of the Cash Balance becomes final and conclusive as described above, Buyer or Seller, as applicable, shall pay the appropriate amount to the other party by wire transfer of immediately available funds to an account designated by such other party.
(c)
In the event that Seller and Buyer are not able to agree on the actual Cash Balance as of the last day of the calendar month immediately preceding the Effective Time within thirty (30) days after Buyer's delivery of notice of disagreement, Seller and Buyer shall each have the right to require that such disputed determination be submitted to the Accounting Firm for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of the Cash Balance). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of the Cash Balance. The Accounting Firm's determination shall be binding upon Seller and Buyer, and such Accounting Firm's fees and expenses shall be borne equally by Seller and Buyer.
1.11
Purchase and Sale of ACO Interests. Subject to the terms and conditions of this Agreement, Seller shall cause ACO Holdings to sell, convey, transfer and deliver to Buyer, and

Buyer agrees to purchase from ACO Holdings, the ACO Interests on the Closing Date. On the Closing Date, Seller shall cause ACO Holdings to transfer the ACO Interests to Buyer free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restrictions on voting or transfer of any kind whatsoever, other than restrictions under the Securities Act of 1933, as amended, state securities laws or as contained in the Limited Liability Company Agreement of the ACO dated as of January 1, 2018 (“Operating Agreement”). ACO Holdings shall not be considered to be a member of the ACO after the Effective Time. Accordingly, ACO Holdings shall not be allocated any profits or losses of the ACO in respect of periods after the Effective Time, and shall not be entitled to any distributions made by the ACO in respect of periods after the Effective Time; provided, however, ACO Holdings shall be allocated profits or losses of the ACO in respect of periods prior to the Effective Time and shall be entitled to any distributions made by the ACO in respect of periods prior to the Effective Time, or, in either case, a pro-rata portion of any such profits, losses or distributions that do not relate solely to a period prior to or after the Effective Time.
2.
CLOSING.
2.1
Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the "Closing") shall take place via electronic exchange of closing deliverables on December 31, 2025, or on such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the "Closing Date"). The Closing shall be effective as of 12:00:01 a.m., local time, on the first day of the next calendar month immediately following the Closing Date, or at such other time as the parties may mutually designate in writing (such time, the "Effective Time").
2.2
Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
(a)
An Assignment of Partnership Interests in form and substance reasonably acceptable to Seller and Buyer (the "Assignment of Partnership Interests"), duly executed by Seller, transferring (i) to Buyer the portion of Seller's Interests representing a seventy-nine percent (79%) general partnership interest in each of the Partnerships and (ii) to Vanderbilt Health Services, LLC the portion of Seller's Interests representing a one percent (1%) general partnership interest in each of the Partnerships;
(b)
An Assignment of Membership Interests in form and substance reasonably acceptable to ACO Holdings and Buyer (the “Assignment of Membership Interests”), duly executed by ACO Holdings, transferring the ACO Interests to an Affiliate of Buyer;
(c)
An Assignment and Assumption Agreement in form and substance satisfactory to Buyer, effecting the assignment to and assumption by Seller or one of its Affiliates of the Excluded Assets from the Partnership (the "Assignment of Excluded Assets");

(d)
An Assignment and Assumption Agreement in form and substance satisfactory to Buyer, effecting the assignment to and assumption by the Partnership of the Assigned Contracts (the "Assignment of Assigned Contracts");
(e)
Copies of corporate resolutions duly adopted by the governing body of Seller and ACO Holdings, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officer of Seller and ACO Holdings;
(f)
Copies of resolutions duly adopted by the Board of Directors of CHS, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement;
(g)
Certificate of the President or a Vice President of Seller, dated and signed as of the Closing Date, certifying as to the satisfaction of the condition precedent contained in Section 7.1 of this Agreement;
(h)
Certificates of incumbency for the respective officers of CHS, Seller and ACO Holdings executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;
(i)
Certificates of existence and good standing of CHS, Seller, each Partnership, ACO Holdings, and ACO from the state in which it is incorporated or formed, dated no earlier than ten (10) days prior to the Closing;
(j)
Resignations of the representatives of Seller on the Board of Directors and/or as officers of the Partnerships and the Subsidiaries, effective as of the Closing Date;
(k)
An Information Technology Transition Services Agreement as contemplated by Section 10.9 (the "Information Services Agreement") and the Business Associate Agreement, in substantially the form attached thereto (the "Business Associate Agreement"), fully executed by an Affiliate of Seller;
(l)
A Hospital Transition Services Agreement as contemplated by Section 10.10 (the "Hospital Transition Services Agreement"), fully executed by an Affiliate of Seller;
(m)
A Clinic Billing and Collection Support Services Agreement as contemplated by Section 10.11 (the "Clinic Billing and Collection Agreement"), fully executed by an Affiliate of Seller;
(n)
A License Agreement for Policy and Procedure Manuals as contemplated by Section 10.12 (the "License Agreement"), fully executed by an Affiliate of Seller;
(o)
A Receivables Collection Agreement as contemplated by Section 10.13 (the “Receivables Collection Agreement”), fully executed by an Affiliate of Seller;

(p)
The New Employee Lease Agreements as contemplated by Section 10.7(b), fully executed by Seller;
(q)
A Supply Chain Transition Services Agreement as contemplated by Section 10.14 (the “Supply Chain Transition Services Agreement”), fully executed by an Affiliate of Seller;
(r)
A standard form owner's affidavit (modified as necessary to make factually accurate) as required by the Title Company (as defined in Section 6.5 hereof) to issue the Title Policy (as defined in Section 6.5 hereof) as described in and provided by Section 7.3 hereof, fully executed by the Health System Partnership, and any customary and reasonable documents necessary to satisfy any requirements applicable to Seller (“Seller Requirement Documents”), if any, as disclosed under the requirements section of the Title Commitment; provided, however, with respect to such Seller Requirement Documents, Seller shall not be obligated to deliver any such Seller Requirement Documents that relate to exceptions that constitute Permitted Encumbrances or to execute any affidavit, certificate or other document containing representations, warranties or covenants that are greater, broader or otherwise inconsistent with the representations, warranties and covenants of Seller contained in this Agreement or which would expose Seller or its Affiliates to any liability greater than that set forth in this Agreement; and
(s)
Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.
2.3
Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
(a)
An amount equal to the Purchase Price in immediately available funds;
(b)
The Assignment of Partnership Interests, duly executed by Buyer and Vanderbilt Health Services, LLC;
(c)
The Assignment of Membership Interests, duly executed by an Affiliate of Buyer;
(d)
The Assignment of Assigned Contracts, duly executed by the Partnerships, as applicable;
(e)
Copies of resolutions duly adopted by the Board of Managers of Buyer, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer;
(f)
Copy of a resolution duly adopted by the Executive Committee of the Board of Directors of VUMC, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement;

(g)
Certificate of the President or a Vice President of Buyer, dated and signed as of the Closing Date, certifying as to the satisfaction of the condition precedent contained in Section 8.1 of this Agreement;
(h)
Certificates of incumbency for the respective officers of VUMC and Buyer executing this Agreement and any other agreements or instruments contemplated herein or making certifications for the Closing dated as of the Closing Date;
(i)
Certificates of existence and good standing of VUMC and Buyer from the state in which it is incorporated or formed, dated no earlier than ten (10) days prior to Closing;
(j)
The Information Services Agreement and the Business Associate Agreement attached thereto, fully executed by Buyer or its Affiliates(s), as applicable;
(k)
The Hospital Transition Services Agreement, fully executed by Buyer or its Affiliates(s), as applicable;
(l)
The Clinic Billing and Collection Agreement, fully executed by Buyer or its Affiliates(s), as applicable;
(m)
The License Agreement, fully executed by Buyer or its Affiliates(s), as applicable;
(n)
The Receivables Collection Agreement, fully executed by Buyer or its Affiliate(s), as applicable;
(o)
The New Employee Lease Agreements, fully executed by Buyer or its Affiliate(s), as applicable;
(p)
The Supply Chain Transition Services Agreement, fully executed by Buyer or its Affiliate(s), as applicable; and
(q)
Such other instruments and documents as the parties reasonably agree are appropriate and necessary to effect the transactions contemplated hereby.
3.
REPRESENTATIONS AND WARRANTIES OF CHS AND SELLER. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, CHS and Seller jointly and severally represent and warrant to Buyer the following:
3.1
Existence and Capacity. Seller is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. CHS is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware. CHS has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Each Partnership is a general partnership duly organized and validly existing in good standing under the laws of the State of Delaware. Each Partnership has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Each Subsidiary is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware or the State of Tennessee, as applicable. ACO Holdings is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware. ACO Holdings has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. ACO is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Delaware. ACO has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.
3.2
Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement by Seller, CHS, each Partnership, ACO Holdings, and ACO and all other agreements referenced herein, or ancillary hereto, to which Seller, such Partnership, CHS, ACO Holdings, or ACO is a party, and the consummation by Seller, each Partnership, CHS, ACO Holdings, and ACO of the transactions contemplated by this Agreement and the documents described herein, as applicable:
(a)
are within its corporate powers, are not in contravention of corporate law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;
(b)
except as contemplated by Sections 5.1 and 5.2, do not require any approval or consent required to be obtained by Seller or ACO Holdings of, or filing required to be made by Seller or ACO Holdings with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;
(c)
except as set forth on Schedule 3.18(c), (d) or (e), will not require notice or consent or otherwise conflict with, or result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;
(d)
will not violate any statute, law, rule or regulation of any Government Entity to which it or the Seller's Interests or the ACO Interests may be subject; and
(e)
will not violate any judgment, decree, writ or injunction of any court or Government Entity to which it or the Seller's Interests or the ACO Interests may be subject.
3.3
Binding Agreement. This Agreement and all agreements to which Seller, each Partnership, CHS, ACO Holdings, or the ACO will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller, each Partnership, CHS, ACO Holdings, or the ACO, respectively, and are and will be enforceable against Seller, each Partnership, CHS, ACO Holdings, or the ACO, respectively, in accordance with the respective terms hereof or thereof.
3.4
Interests. Seller's Interests constitute eighty percent (80%) of the outstanding partnership interests of the Partnerships, and is Seller's entire ownership interest in the Partnerships. As of the Closing Date, Seller shall hold of record and own beneficially all of the Seller's Interests free and clear of any encumbrances or restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, state securities laws and the Partnership Agreements), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of the Seller's Interests (other than this Agreement or the Partnership Agreements). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Seller's Interests. Other than the Seller's Interests, neither Seller nor any Affiliate (hereinafter defined) of the Seller own any other equity or membership interest in the Partnerships. Except as set forth on Schedule 3.4, each Partnership does not own any equity or ownership interests in any joint venture or subsidiary entities (each, a "Subsidiary" and collectively, the "Subsidiaries") (the "Ownership Interests"), and, as of the Closing Date, each Partnership shall hold of record and own beneficially all of the Ownership Interests free and clear of any encumbrances or restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, state securities laws and the operating agreement of the joint venture or subsidiary entity), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. The ACO Interests constitute one hundred percent (100%) of the outstanding membership interests of the ACO, and are ACO Holdings’ entire ownership interest in the ACO. As of the Closing Date, ACO Holdings shall hold of record and own beneficially all of the ACO Interests free and clear of any encumbrances or restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, state securities laws and the Operating Agreement), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. ACO Holdings is not a party to any option, warrant, purchase right or other contract or commitment that could require ACO Holdings to sell, transfer or otherwise dispose of the ACO Interests (other than this Agreement or the Operating Agreement). ACO Holdings is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the ACO Interests. Other than the ACO Interests, neither ACO Holdings nor any Affiliate of the ACO Holdings own any other equity or membership interest in the ACO. The ACO has no Subsidiaries.
3.5
Financial Statements.
(a)
Seller has delivered to Buyer copies of the following financial statements of the Partnerships ("Financial Statements "), which Financial Statements are maintained on an accrual basis: (i) unaudited Balance Sheet dated as of August 31, 2025 (the "Balance Sheet Date"); (ii) unaudited Income Statement for the eight-month period ended on the Balance Sheet Date; and (iii) audited Balance Sheets and Income Statements for the fiscal years ended December 31, 2024 and 2023.
(b)
Except as set forth in Schedule 3.5, such Financial Statements have been (and the monthly financial statements delivered pursuant to Section 5.8 will be) prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated. Such Balance Sheets present fairly in all material respects (and, in the case of financial statements delivered pursuant to Section 5.8, will present fairly in all material respects) the financial condition of the Partnerships as of the dates indicated thereon, and such Income Statements present fairly in all material respects (and in the case of financial statements delivered pursuant to Section 5.8, will present fairly in all material respects) the results of operations of the Partnerships for the periods indicated thereon.

(c)
Except as set forth in Schedule 3.5, the Partnerships do not have any liabilities related to the Facilities of any type that are required to be disclosed in a balance sheet prepared in accordance with GAAP except for (i) liabilities reflected or reserved against in the Financial Statements (including the notes thereto) and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date.
(d)
All accounts receivable reflected on the Financial Statements and the accounts receivable and other receivables arising after the Balance Sheet Date, (i) have arisen from bona fide healthcare or other transactions entered into by the Partnerships involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) constitute valid claims of the Partnerships with no known set-offs deductions, compromises or reductions (other than allowances for bad debts and contractual allowances reflected in the Financial Statements).
(e)
The Partnerships do not have any leases which are currently required to be recorded as capital leases in accordance with GAAP.
3.6
Certain Post-Balance Sheet Results. Except as set forth in Schedule 3.6 hereto, since the Balance Sheet Date there has not been any:
(a)
event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (hereinafter defined);
(b)
material damage, destruction, or loss (whether or not covered by insurance) affecting the Facilities;
(c)
threatened employee strike, work stoppage, or labor dispute pertaining to the Facilities;
(d)
sale, assignment, transfer, or disposition of any item of property, plant or equipment of the Partnerships having a value in excess of Fifty Thousand Dollars ($50,000) (other than supplies), except in the ordinary course of business consistent with past practices;
(e)
abandonment, sale, transfer, assignment, permission to lapse, disposal, or encumbrances with respect to any Intellectual Property, except for non-exclusive licenses granted to customers or contractors in the ordinary course of business consistent with past practices;
(f)
general increases in the compensation payable by Seller or Physician Practice Partnership to any of its employees or independent contractors outside of the ordinary course of business, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;
(g)
changes in the accounting methods or practices employed by the Partnerships or changes in depreciation or amortization policies;

(h)
changes in the composition of the medical staff of the Hospital, other than normal turnover occurring in the ordinary course of business;
(i)
material transaction pertaining to the Hospital by the Partnerships outside the ordinary course of business;
(j)
receipt of a notice of deficiency, civil investigative demand, subpoena, focused audit review, or other similar inquiry from any Government Entity, including any consent orders or corrective action requests from the Tennessee Department of Health; or
(k)
agreement, whether oral or written, by Seller to do any of the foregoing.
3.7
Licenses. Each Facility is duly licensed pursuant to the applicable laws of the State of Tennessee and is in compliance in all material respects with all state, local and applicable federal licensure rules and regulations. The pharmacies, laboratories, imaging centers, and all other ancillary departments owned or operated by the Partnerships and located at the Facilities or operated for the benefit of the Facilities which are required to be specially licensed are duly licensed by the appropriate licensing agency (the "State Health Agency "). Each Partnership has all material licenses, registrations, permits, and approvals (both state and federal) which are needed to operate the businesses owned or operated by it at the Facilities, and the Facilities are in compliance in all material respects with all such licenses, registration, permits, and approvals. Seller has delivered to Buyer an accurate list (Schedule 3.7) of all such licenses, registrations, permits and approvals owned or held by the Partnerships relating to the ownership, development, or operation of the Facilities, all of which are now and as of the Closing shall be in good standing. There is not now any pending or, to the Knowledge of Seller, threatened action by or before any Governmental Entity to revoke, cancel, rescind, modify, suspend, restrict or refuse to renew any of such licenses, registrations, permits, and approvals. Except as set forth in Schedule 3.7, in the previous four (4) years, the Partnerships have not received any written notice from any Governmental Entity regarding any material violation of any such licenses, registrations, permits, and approvals (other than any surveys or deficiency reports for which the Partnerships have submitted a plan of correction that has been accepted or approved by the applicable Governmental Entity).
3.8
Medicare Participation/Accreditation.
(a)
Each Facility is qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs, has current and valid provider contracts with such programs, is in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for such Facility.
(b)
Schedule 3.8(b) sets forth an accurate and complete list of all accreditations and certifications held by the Partnerships and the Facilities, and all such accreditations and certifications are and will be as of the Closing effective, unrestricted, and in good standing, with no contingencies (except as set forth on Schedule 3.8(b)). Copies of the most recent accreditation letters from The Joint Commission pertaining to the Hospital have been made available to Buyer.

(c)
To the Knowledge of Seller, all billing practices of the Partnerships with respect to the Facilities to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs or any other federal or state healthcare program or other healthcare program funded in whole or in part by a Government Entity (collectively, the "Governmental Programs") and private insurance companies, have been in compliance with all applicable laws, regulations and policies of such third party payors and the Governmental Programs, and neither the Partnerships nor the Facilities have billed or received any payment or reimbursement in excess of amounts allowed by law.
(d)
Each Partnership has a program in place to determine whether any of its officers, directors, employees, service providers or owners has been excluded from participating in or sanctioned by any Federal health care program (as defined in 42 U.S.C. § 1320a 7b(f)) which program includes a monthly review of the OIG List of Excluded Individuals/Entities ("LEIE"). Neither the Partnerships or based upon and in reliance on the accuracy of the LEIE and any other state or federal list that is publicly available, any of their officers, directors, employees, service providers or shareholders: (i) are or have been excluded, debarred, terminated or suspended from participation in any Governmental Program, nor to Seller's Knowledge is any such exclusion threatened, except as set forth on Schedule 3.8(d) or (ii) have been convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program or other payor, patient neglect or abuse in connection with the delivery of a healthcare item or service, fraud, theft, embezzlement, breach of fiduciary responsibility or other financial misconduct in connection with the delivery of a healthcare item or services or with respect to any act or omission under any Governmental Program or other payor plan or program, or interference with or obstruction of any investigation into any criminal offense, and, to Seller's Knowledge, no such action is pending or threatened. Except as set forth on Schedule 3.8(d), neither the Partnerships nor Seller have received any written notice from any of the Governmental Programs, or any other third party payor programs of any pending or, to Seller's Knowledge, threatened investigations or surveys relating to the Facilities.
(e)
Except as set forth on Schedule 3.8(e), neither the Partnerships nor Seller (i) is a party to a Corporate Integrity Agreement, deferred prosecution agreement or other compliance agreement with the Office of Inspector General of the United States Department of Health and Human Services ("HHS") or any other Government Entity, (ii) has any reporting obligations pursuant to any settlement agreement entered into with any Government Entity, (iii) has been, to Seller's Knowledge, within the past five (5) years the subject of any Governmental Program investigation conducted by any federal or state enforcement agency, (iv) is or has been, to Seller's Knowledge, within the past five (5) years a defendant in any qui tam/False Claims Act litigation or similar action, (v) during the past five (5) years, has been served with or received any search warrant, subpoena, civil investigative demand, or, to Seller's Knowledge, contact letter or telephone or personal contact by or from any federal or state enforcement agency, (vi) to the Knowledge of Seller, during the past five (5) years, has been the subject of any focused reviews, Zone Program Integrity Contractor or Unified Program Integrity Contractor audits, RAC audits, Medicaid Integrity Program audits, Comprehensive Error Rate Testing Contractor audits, Supplemental Medical Review Contractor audits, MAC audits or any other similar audits with respect to any Governmental Program, (vii) during the past five (5) years, has made a filing pursuant to the OIG's Self Disclosure Protocol or other voluntary disclosure to the OIG, CMS or other Government Entity, and (viii) has, to Seller's Knowledge, during the past five (5) years received any written complaints from any employee, independent contractor, vendor, physician or other person or organization that would indicate that a Partnership has violated any material healthcare law or regulation.
3.9
Regulatory Compliance. Except as set forth on Schedule 3.9 hereto, each Partnership and Subsidiary is, and during the past six (6) years has been, in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Facilities and the operations of the Facilities. As used herein, "Government Entity" means any government authority or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any Government Program. Each Partnership and Subsidiary has timely and accurately filed all reports, data, and other information required to be filed with the Government Entities. Neither the Partnerships nor any of their Subsidiaries or their respective employees have committed a violation of federal or state laws regulating fraud, including but not limited to the federal Anti-Kickback Law, the Stark Law, and the False Claims Act. Each Partnership's and Subsidiary's contracts with physicians are in compliance in all material respects with all applicable state corporate practice of medicine and fee-splitting laws and regulations.
(a)
HIPAA.
(i)
Except as otherwise disclosed on Schedule 3.9(a), each Partnership and Subsidiary is in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), all rules and regulations promulgated pursuant to HIPAA, and all other applicable privacy or security laws (including state health and information security laws and state consumer protection laws) (collectively, "Information Privacy or Security Laws"), and has taken commercially reasonable steps, consistent with health care industry practices and applicable Information Privacy or Security Laws, such that protected health information is protected against unauthorized access, use, modification, disclosure or other misuse. Except as set forth on Schedule 3.9(a), during the past five (5) years, neither the Partnerships or Subsidiaries, nor, to the Knowledge of Seller, any business associate or subcontractor of the Partnerships or Subsidiaries (as defined under HIPAA, but limited, solely with respect to any such business associate or subcontractor, to the protected health information created, received, maintained or transmitted by such business associate or subcontractor, for or on behalf of the Partnerships or Subsidiaries), (i) has suffered or otherwise experienced any reportable breach of unsecured protected health information or security incident (as defined under HIPAA) affecting twenty-five (25) or more individuals, (ii) has received any written complaint from any person or enforcement notice from the HHS Office of Civil Rights or any other Government Entity regarding failure to comply with HIPAA and other Information Privacy or Security Laws or made any notification of any such reportable breach involving twenty-five (25) or more individuals or failure to comply with HIPAA to any Government Entity pursuant to HIPAA and other applicable Information Privacy or Security Laws, (iii) has entered into any Corrective Action Plan pertaining to HIPAA or patient privacy, or, to the extent any such Corrective Action Plan with a Government Entity exists, failed to comply in all material respects with the terms of such Corrective Action Plan, or (iv) accesses, receives, transmits, maintains or stores any protected health information outside of the United States of America without having performed the security risk analysis and risk management required by the HIPAA security standards. To the Knowledge of Seller, each Partnership and Subsidiary and each subcontractor of such Partnership and Subsidiary, have, to the extent required by HIPAA and other applicable Information Privacy or Security Laws, undertaken surveys, audits, inventories, reviews, analyses and/or risk assessments and addressed, mitigated, or tracked for future resolution any known deficiencies identified thereby and provided training with respect to compliance with HIPAA to its "workforce" (as defined in HIPAA) for the past five (5) years. Each Partnership and Subsidiary is and has been for the past five (5) years party to a valid and enforceable business associate agreement with each person acting as its business associate or subcontractor, as applicable under HIPAA in each case, in compliance in all material respects with HIPAA.
(ii)
Neither the Partnerships nor the Facilities (a) to the Knowledge of Seller, are under investigation by any Governmental Entity for a violation of any Information Privacy or Security Law; (b) have received any written notices from the United States Department of Health and Human Services Office for Civil Rights, the Justice Department, the FTC, or the Attorney General of any state or territory of the United States relating to material violation of any Information Privacy or Security Law; and (c) except as set forth in Schedule 3.9(a), and, to the Knowledge of Seller, there has not been any incident, that would trigger a notification or reporting requirement under any business associate agreement or any Information Privacy or Security Law, including a Breach (as such term is defined in 45 C.F.R. § 164.402) with respect to any Unsecured Protected Health Information (as such term is defined in 45 C.F.R. § 164.402) maintained by or on behalf of the Partnerships or the Facilities.
(iii)
Except as set forth on Schedule 3.9(a) during the previous four (4) years, no Breach (as such term is defined in 45 C.F.R. § 164.402) or potential Breach (as such term is defined in 45 C.F.R. § 164.402) has occurred with respect to any Unsecured Protected Health Information (as such term is defined in 45 C.F.R. § 164.402) maintained by or for the Partnerships or the Facilities, and during the previous four (4) years no information security or privacy breach event has occurred that would require notification under any other applicable Information Privacy or Security Laws or under any obligation pursuant to any Contract.
(b)
Prohibited Transactions. Neither the Partnerships or Subsidiaries, nor any employee, agent or contractor of the Partnerships or Subsidiaries, in their capacity as such or otherwise relating to the Partnerships or Subsidiaries, has offered, paid, solicited or received any remuneration, kickback, bribe or rebate to or from any person in exchange for business or payments from or to any such person in violation of applicable law. All contracts or other formal or informal arrangements, including the terms, methodology, amount and payment of any compensation, benefits or other remuneration provided, paid or made available thereto (directly or indirectly), between a Partnership or Subsidiary and any referral source or other person in a position to make or influence referrals or to otherwise generate business for such Partnership or Subsidiary, is and has been in compliance in all material respects with applicable health care laws. No Partnership or Subsidiary has established or maintains a "financial relationship," as that term is defined by the Stark Law, with any physician or with an immediate family member of any physician who makes referrals to a Facility for "designated health services," as that term is used in the Stark Law, unless such financial relationship or referral, as applicable, meets an exception to the Stark Law. No physician has ever made any "referrals" to a Facility for "designated health services," as those terms are defined in the Stark Law, during such time as such physician, or an immediate family member of the physician, has had a "financial relationship" with such Facility, other than a "financial relationship" to which an exception under the Stark Law applies. The foregoing representation and warranty shall similarly be true and correct as it relates to any prohibition under any similar applicable state "self-referral" laws.
3.10
Equipment. Seller has delivered to Buyer a schedule as of the Balance Sheet Date which takes into consideration all the material equipment associated with, or constituting any part of, the Facilities.
3.11
Real Property. The Partnerships own good and indefeasible fee simple title to the real property described on Schedule 3.11(a)(i) hereto (together with all of the Partnerships' rights, title and interest in and to any improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges, and easements appurtenant thereto, the "Owned Real Property"), and the Partnerships have good and valid leasehold title to the leased real property that is leased pursuant to the leases described on Schedule 3.11(a)(ii) (collectively, the "Leased Real Property" and, together with the Owned Real Property, the "Real Property"), in each case, subject to the Permitted Encumbrances. As of the Closing, the Real Property shall be free and clear of any and all liens, encumbrances or other restrictions except (i) any lien for taxes and assessments not yet due and payable or which are contested in good faith and for which adequate accruals and reserves have been established, (ii) any liens, encumbrances, restrictions or obligations under the Contracts, (iii) easements, restrictions and other matters of record, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Partnerships, (iv) zoning regulations and other governmental laws, rules, regulations, codes, orders and directives affecting the Real Property, (v) unrecorded easements, discrepancies, boundary line disputes, overlaps, encroachments and other matters that would be revealed by an accurate survey or inspection of the Real Property, so long as such matters do not, collectively or individually, materially interfere with the operations of the Facilities in a manner consistent with the current use by the Partnerships, and (vi) with respect to the Leased Real Property, any encumbrances which encumber the fee interest in such property (collectively, the "Permitted Encumbrances"). Permitted Encumbrances shall not include any lien that has been reduced to judgment and attached to the Owned Real Property. With respect to the Real Property:

(a)
The Partnerships have not created any liens which will materially interfere with Buyer's use of the Real Property in a manner consistent with the current use by Partnership;
(b)
The Real Property comprises all of the real property owned or leased by the Partnerships and associated with or employed in the operation of the Facilities;
(c)
Except as set forth in Schedule 3.11(c), the Partnerships have not received during the past three (3) years written notice from any Government Entity of a material violation of any applicable ordinance or other law, order or regulation with respect to the Owned Real Property, which violation has not been corrected;
(d)
Except as set forth in Schedule 3.11(d), to the Knowledge of Seller, the Owned Real Property and its operation are in material compliance with all applicable zoning ordinances or is considered legally non-conforming or "grandfathered" thereunder;
(e)
There are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.11(e), and no tenants under such leases have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any nature is owed by the Partnerships to any tenant pursuant to such tenant leases, nor is any landlord improvement work required to be completed by the Partnerships pursuant to such tenant leases, and, to the Knowledge of Seller, no tenant is in default under such tenant leases, except as disclosed in Schedule 3.11(e);
(f)
Attached to Schedule 3.11(f) is a "rent roll" as of a recent date which sets forth for those leases where the Partnerships are landlords (i) the names of then current tenants, (ii) the rental payments for the then current month under each of the leases, and (iii) the security deposits held by the Partnerships for each tenant listed on the rent roll, (iv) list of all then delinquent rental payments; and (v) a list of all tenant deposits and a description of any application thereof (or a statement that there are no such deposits); and (vi) a list of all uncured material defaults under the leases to the Knowledge of Seller or the Partnerships; and
(g)
Except as set forth on Schedule 3.11(g), the Partnerships have not received during the past three (3) years any written notice from any Governmental Entity of any existing, proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any material part of the Owned Real Property or that would materially and adversely affect the current use of any part of the Owned Real Property.
3.12
Title to Other Assets. Each Partnership and Subsidiary owns and holds good and valid title or leasehold interests, as the case may be, to all of the tangible assets of such Partnership or Subsidiary, other than the Real Property, subject only to the Permitted Encumbrances and the Assumed Liabilities.

3.13
Employee Benefit Plans.
(a)
Schedule 3.13(a) sets forth a true, complete and correct list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not subject to ERISA), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other employment, bonus, incentive compensation, deferred compensation, profit sharing, stock option, equity or equity-based, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, welfare plan or employment, change in control, confidentiality or non-competition agreement or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified) and any trust, escrow or other funding arrangement related thereto (collectively, the "Benefit Plans"), which is currently or has been sponsored, maintained or contributed to for or on behalf of the current or former employees, officers, independent contractors or directors (or any of their dependents) of the Seller or Physician Practice Partnership or pursuant to which the Seller or Physician Practice Partnership has or may have any liability or obligation. There are no Benefit Plans that are sponsored or maintained by the Partnerships.
(b)
(i) Each of the Benefit Plans is and has been maintained and administered in all respects in compliance with its terms and applicable legal requirements (including, but not limited to, ERISA, the Code, and the Patient Protection and Affordable Care Act and the guidance issued thereunder), (ii) there have been no prohibited transactions, breaches of fiduciary duty or other breaches or violations of any law applicable to the Benefit Plans, (iii) each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or, in the case of a master and prototype or regional prototype plan, a favorable opinion or notification letter, as applicable) or an application therefore is pending with the IRS, (iv) no event has occurred which could cause any of the Benefit Plans to become disqualified or fail to comply with the applicable requirements of Section 401(a) of the Code, or that would otherwise cause a distribution therefrom that is otherwise eligible for rollover treatment under Section 408 of the Code to be ineligible to be rolled into an individual retirement account or a plan that is qualified under Section 401(a) of the Code, (v) there are no pending or, to Seller's Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Benefit Plans or by any employee of Seller or Physician Practice Partnership that could result in liability on the part of any Seller or the Benefit Plans under ERISA or any state law applicable to any plan listed on Schedule 3.13(b) nor to Sellers' Knowledge is there any basis upon which such a claim can reasonably be anticipated, (vi) no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Entity or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity; and (v) all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to the Benefit Plans have been timely filed or delivered.
(c)
Except as set forth on Schedule 3.13(e), for the past six (6) years, neither the Seller nor any ERISA Affiliate of either the Seller or the Seller's sponsors, has maintained, contributed to, or been required to contribute to an employee benefit plan that is (i) a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, (ii) subject to Title IV of ERISA, Sections 302 or 303 of ERISA or Sections 412 or 436 of the Code, or (iii) a multiple employer plan as defined in Section 413(c) of the Code. "ERISA Affiliate" shall mean any entity that would be treated as a single employer with the Seller or any of its subsidiaries under the provisions of the Code and ERISA.
(d)
None of the Benefit Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980(B)(g) of the Code and Section 607 of ERISA. The consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the time of payment or vesting of any of compensation due to any current or former service provider or the benefits available under any benefit plan, except as provided on Schedule 3.13(d), or (ii) otherwise entitle any current for former employee or other service provider to severance pay or any other payment. No amount that could be received (whether in cash or property or vesting of property) as a result of any of the transactions contemplated by this Agreement (either alone or in connection with any other event) by any individual who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code) or would require a "gross up," reimbursement, indemnification, or other similar payment to any such "disqualified individual" within the meaning of Section 280G(c) of the Code.
3.14
Litigation or Proceedings. Seller has delivered to Buyer a true and accurate list and summary description (Schedule 3.14) of all currently pending litigation or legal proceedings with respect to the Partnerships or the Facilities. Except to the extent set forth on Schedule 3.14, there are no claims, actions, suits, proceedings, or investigations pending, or to the Knowledge of Seller, threatened, against the Partnerships or the Facilities (or against any Seller or any of its other Affiliates and relating, in whole or in part, to the Facilities) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against or affecting the Partnerships or the Facilities under any federal, state or local law.
3.15
Environmental Laws. Except as set forth on Schedule 3.15 hereto, (i) to the Knowledge of Seller, the Owned Real Property is not subject to any material environmental hazards, risks, or liabilities, (ii) the Partnerships are not in violation of, nor do they have any obligation to investigate, assess, mitigate, conduct a removal action or remediate any Real Property, including but not limited to the Owned Real Property, under any federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment, including without limitation, Medical Waste Laws (hereinafter defined) (collectively, "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"), and the Resource Conservation and Recovery Act, as amended ("RCRA"), and (iii) the Partnerships' ownership and operation of the Facilities (including all improvements on the Facilities) and the Real Property is, and has been, in all material respects, in compliance with Environmental Laws;

(iv) neither Partnership has received any written notice alleging or asserting either a violation of any Environmental Law or an obligation to investigate, assess, remove, or remediate any Real Property, including the Owned Real Property, under or pursuant to any Environmental Law. No Hazardous Substances (which for purposes of this Section 3.15 shall mean and include chemicals, pollutants, contaminants, hazardous materials, hazardous wastes, Medical Wastes (as hereinafter defined), toxic substances, petroleum and petroleum products and byproducts, polychlorinated biphenyls, asbestos containing materials, PCBs, per- and polyfluoroalkyl substances, and any substances, materials, constituents, wastes, or other elements which are included under or regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Owned Real Property (including groundwater) by the Partnerships, or to Seller's Knowledge, any third party, in violation of or which could give liability under any applicable Environmental Law. Neither the Partnerships, nor to Seller's Knowledge, any prior owners, operators or occupants of the Owned Real Property, have allowed any Hazardous Substances to be treated, stored, disposed of, transported, handled, discharged, possessed, managed, processed, released, or otherwise handled on the Owned Real Property in a manner which is in violation of or which could give liability under any Environmental Law, and each Partnership has complied with all Environmental Laws applicable to any part of the Owned Real Property. "Medical Waste" for purposes of this Section 3.15 includes (i) pathological wastes, (ii) blood, (iii) sharps, (iv) wastes from surgery or autopsy, (v) dialysis waste, including contaminated disposable equipment and supplies, (vi) cultures and stocks of infectious agents and associated biological agents, (vii) contaminated animals, (viii) isolation wastes, (ix) contaminated equipment and supplies, (x) laboratory wastes, and (xi) various other biological waste and discarded materials contaminated with or exposed to blood, excretion or secretions from human beings or animals. "Medical Waste" also includes any substance, pollutant, material or contaminant listed or regulated as "Medical Waste," "Infectious Waste," or other similar terms under any federal, state, or local statutes, regulations, laws or orders insofar as they purport to regulate Medical Waste, or impose requirements relating to Medical Waste (collectively, the "Medical Waste Laws"), and includes "Regulated Waste" governed by OSHA. Notwithstanding anything contained herein to the contrary, this Section 3.15 contains the exclusive representations and warranties of Seller with respect to environmental matters.
3.16
Taxes. Except as set forth on Schedule 3.16, each Partnership has timely filed all federal, state and local Tax Returns required to be filed by it (all of which are true, correct and complete in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties and amounts due state unemployment authorities) which are owed by it (whether or not shown on any Tax Return) to the appropriate tax authorities. Except as set forth on Schedule 3.16, neither Partnership is the beneficiary of any extension of time within which to file a Tax Return. Except as set forth on Schedule 3.16, no deficiencies for any of such Taxes have been asserted or to the Knowledge of Seller, threatened, and no audit or other administrative proceedings or court proceedings with respect to Taxes is currently pending or under way or to the Knowledge of Seller, threatened. Except as set forth on Schedule 3.16, there are no outstanding agreements by either Partnership for the extension of time for the assessment of any Taxes. There are no tax liens on any of the assets of either Partnership and no basis exists for the imposition of any such liens. No claim has ever been made by an authority in a jurisdiction where each Partnership does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any Tax liability of either Partnership either

(a) claimed or raised by a tax authority in writing or (b) as to which any of the directors and officers of each Partnership, as applicable, has knowledge. As used herein, "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, relating to the assets of each Partnership, the Facilities or the operation of the Facilities, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
3.17
Employee Relations.
(a)
Except as set forth on Schedule 3.17(a), all employees of the Hospital are employees of the Seller or Physician Practice Partnership. Except as set forth on Schedule 3.17(a), the employees of Seller and Physician Practice Partnership are "at will," and Seller does not employ or engage any employee or independent contractor who, subject to compliance with applicable law, cannot be dismissed immediately, whether currently or immediately after the Effective Time, without notice and without further liability to Seller or Physician Practice Partnership. To Seller's Knowledge, there is no pending or threatened employee strike, work stoppage, picketing activity or other labor dispute pertaining to any employees of the Seller or Physician Practice Partnership. Except as set forth on Schedule 3.17(a), no employees of the Seller or Physician Practice Partnership are represented by a labor union with respect to their employment. Neither Seller nor the Partnerships is a party to any collective bargaining agreement or other contract with any labor union or other employee bargaining representative. To Seller's Knowledge, no labor union or other employee bargaining representative is engaged in or seeking to be engaged in collective bargaining or other union organizing activity with respect to any employees of the Seller or Physician Practice Partnership. There is no pending or threatened unfair labor practice claim against Seller or the Partnerships before the National Labor Relations Board.
(b)
Except as set forth in Schedule 3.17(b), the Seller is in compliance in all material respects with all legal requirements relating to employment, employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of employment, social security, and similar taxes, occupational safety and health, employee terminations and plant closings. Each current employee of the Seller or Physician Practice Partnership, and each employee terminated within the past three (3) years, has completed, and the Seller has retained, an Immigration and Naturalization Service Form I-9, to the extent required by applicable rules and regulations. The Seller is not liable for the payment of any compensation, overtime pay, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth on Schedule 3.17(b), there are no pending or, to the Knowledge of

Seller, threatened administrative charges, claims, investigations, or compliance reviews before the Wage and Hour Division of the U.S. Department of Labor, the Office of Federal Contract Compliance Programs or the Equal Employment Opportunity Commission (or any comparable state or local agency or commission responsible for enforcement of laws, regulations, rules or ordinances regarding employment discrimination, wage and hour, or affirmative action), or complaints or investigations involving the Occupational Safety and Health Administration (or any comparable state safety or health administration or other entity).
(c)
Schedule 3.17(c) states or will state the number of employees terminated by the Seller and Physician Practice Partnership within ninety (90) days prior to the Closing Date, laid off by the Seller within the six (6) months prior to the Closing Date, or whose hours of work have been reduced by more than fifty percent (50%) by the Seller in the six (6) months prior to the Closing Date, and contains a complete and accurate list of the following information for such employees: (i) the date of termination, layoff, or reduction in work hours; (ii) the reason for termination, layoff, or reduction in work hours; and (iii) the location to which the employee was assigned. The Seller has not violated the Worker Adjustment and Retraining Notification Act (the "WARN Act") or any similar state or local legal requirements.
(d)
The Seller and Physician Practice Partnership are not liable for any payment to any trust or other fund or to any Government Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth on Schedule 3.17(d), there are no pending claims against the Seller or Physician Practice Partnership under any workers' compensation plan or policy or for long-term disability.
(e)
To Seller's Knowledge, no employee of the Seller or Physician Practice Partnership is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement or restrictive covenant to a former employer.
(f)
Except as set forth on Schedule 3.17(f), neither the Seller nor Physician Practice Partnership is a party to, or otherwise bound by, any consent decree with, or citation by, any Government Entity relating to employees or employment practices. The Seller and Physician Practice Partnership, including the officers thereof, have not received within the past five years any written notice of intent by any Government Entity responsible for the enforcement of labor or employment laws to conduct an investigation or file an administrative charge relating to the Seller or Physician Practice Partnership and, to Seller's Knowledge, no such investigation or charge is in progress.
(g)
Except as set forth on Schedule 3.12(g), none of the execution and delivery of this Agreement or the consummation of any transaction contemplated hereby or any termination of employment or service in connection therewith at or prior to the Closing Date will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any person, (ii) materially increase any benefits otherwise payable by the Seller, (iii) result in the acceleration of the time of payment or vesting of any such benefits, (iv) increase the amount of compensation due to any person or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Seller to any person.
(h)
To Seller's Knowledge, no current director, officer, employee, manager or independent contractor of the Seller or Physician Practice Partnership is a party to or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition or proprietary rights agreement, between such director, officer, employee, manager or independent contractor and any other person that in any way materially and adversely affects (i) the performance of his or her duties as a director, officer, employee, manager or independent contractor of the Seller or Physician Practice Partnership or (ii) the ability of the Seller or Physician Practice Partnership to conduct its business as it is currently conducted and proposed to be conducted.
3.18
The Contracts. Schedule 3.18 sets forth (i) a true and complete list of all of the contracts, commitments, leases, licenses and agreements to which each Partnership is a party other than the Immaterial Contracts (the "Material Contracts," and together with the Immaterial Contracts and the Assigned Contracts, collectively, the "Contracts") and (ii) the contracts, commitments, leases, licenses and agreements to which Seller or its Affiliate are a party that will be assigned to the Partnerships as of the Closing Date (the "Assigned Contracts"). Seller has made available to Buyer true and correct copies of all the Contracts, and have given, and will give, the agents, employees and representatives of Buyer, access to the originals of the Contracts to the extent originals are available. "Immaterial Contracts" are commitments, contracts, and agreements which individually involve future payments to or by each Partnership of any amount or value less than Fifty Thousand Dollars ($50,000) on an annual basis, and that are not with physicians or other referral sources. Seller represents and warrants with respect to the Contracts that:
(a)
The Contracts constitute legal, valid and binding obligations of the Partnerships and, to the Knowledge of Seller, the other parties with respect thereto, and are enforceable against the Partnerships and, to the Knowledge of Seller, the other parties with respect thereto in accordance with their terms;
(b)
Each Material Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;
(c)
Except as set forth on Schedule 3.18(c), all obligations required to be performed by the Partnerships and, to the Knowledge of Seller, the other parties with respect thereto prior to the date hereof under the terms of the Contracts have been performed, and no acts or omissions by the Partnerships and, to the Knowledge of Seller, the other parties with respect thereto have occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a breach or default by the Partnerships and, to the Knowledge of Seller, the other parties with respect thereto under the Contracts;
(d)
Except as set forth on Schedule 3.18(d), none of the Contracts requires consent to a change in control of the Partnerships; and

(e)
Except as expressly set forth on Schedule 3.18(e), the assignment of the Assigned Contracts to and assumption of the Assigned Contracts by Buyer or its Affiliate will not result in any penalty or premium, or variation of the rights, remedies, benefits, or obligations of any party thereunder.
3.19
Supplies. All the inventory and supplies constituting any part of the assets of the Partnerships are substantially of a quality and quantity usable and salable in the ordinary course of business of the Facilities. Obsolete items have been written off the Financial Statements. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. The inventory levels are based on past practices of the Partnerships.
3.20
Insurance. Seller has delivered to Buyer an accurate schedule (Schedule 3.20) listing the current insurance policies covering the ownership and operations of the Partnerships, which Schedule reflects the policies' numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect with no premium arrearage. Each Partnership has given in a timely manner to their insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Each Partnership has not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies, and, to Seller's Knowledge, no such cancellation or amendment is threatened or (b) failed to give any written notice or present any claim which is still outstanding under any of such policies with respect to such Partnership.
3.21
Third Party Payor Cost Reports. Each Partnership has duly filed all required cost reports for all the fiscal years through and including the fiscal year specified on Schedule 3.21. All of such cost reports accurately reflect in all material respects the information required to be included thereon and such cost reports do not claim and the Facilities and such Partnership have not received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement. Schedule 3.21 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved inquiries, claims or disputes in respect of such cost reports. Each Partnership has established adequate reserves to cover any potential reimbursement liabilities that such Partnership may have under such cost reports and such reserves are set forth in the Financial Statements.
3.22
Medical Staff Matters. Seller has provided to Buyer (i) true, correct, and complete copies of the Hospital's current medical staff bylaws, rules and regulations, and other medical staff governing documents, and all related credentialing policies, and (ii) a list of all current individuals who maintain medical staff membership and/or clinical privileges at the Hospital, including, but not limited to, the nature of each individual's professional specialty and board eligibility or certification (as applicable), the date each individual was last appointed or reappointed (as applicable) to the medical staff and/or was approved to receive clinical privileges. Except as set forth on Schedule 3.22 hereto, (i) no applicant, medical staff member, or other individual with clinical privileges at the Hospital is currently practicing subject to a professional review action, corrective action, or other focused professional practice evaluation ("FPPE") (other than FPPE that is routinely performed in relation to new or additional clinical privileges); (ii) no applicant, medical staff member, or other individual with clinical privileges at the Hospital is currently the subject of a focused investigation by the Hospital or its medical staff (or any authorized committee(s) or representative(s) of the Hospital or its medical staff) involving questions or concerns related to clinical competency or professional conduct; (iii) no applicant, medical staff member, or other individual with clinical privileges at the Hospital is subject of a recommendation or action that entitles the individual to request a hearing or appeal, or is otherwise the subject of an ongoing hearing or appeal; (iv) there are no pending or, to the Knowledge of Seller, threatened disputes with any applicant, medical staff member, or other individual with clinical privileges at the Hospital; and (v) all hearing and appeal periods related to any applicant, medical staff member, or other individual with clinical privileges at the Hospital who has been the subject of a recommendation or action giving rise to hearing or appeal rights have been expressly waived or otherwise have expired. Further, except as set forth on Schedule 3.22, all medical staff members and other individual with clinical privileges at the Hospital have been, in all material respects, timely credentialed pursuant to the applicable medical staff governing documents and in compliance with applicable law, regulation, and accreditation standards. Seller has provided Buyer with a written description of all adverse actions taken against medical staff members or applicants within the past two years.
3.23
Condition of Assets. Other than with respect to the representations and warranties herein provided, Buyer shall accept the assets of each Partnership AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. All of the assets of each Partnership shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Effective Time. Except for the Excluded Assets, the assets owned or leased by each Partnership comprise substantially all of the property and assets used in for the conduct of the business operations of such Partnership and the Facilities as conducted as of the date hereof.
3.24
Experimental Procedures. The Partnerships have not performed or permitted the performance of any experimental or research procedures or studies involving patients of the Hospital not authorized and conducted in accordance with the procedures of the Institutional Review Board of the Hospital.
3.25
Intellectual Property. Schedule 3.25 lists and briefly describes all (i) registered trademarks, service marks and trade names and applications therefor, and material non-registered trademarks, service marks and trade names, (ii) domain names, (iii) registered copyrights and applications therefor, and material non-registered copyrights, (iv) patents and applications therefor, currently owned by the Partnerships and used in connection with the Facilities, except for the Excluded Assets (collectively, the "Intellectual Property"). Except as set forth on Schedule 3.25, (w) neither the Partnerships nor Seller has received written notice (including any offers or invitations to license) and there are no proceedings instituted or pending which (a) challenge the validity or the ownership by the Partnerships of the Intellectual Property or (b) allege that the operation of the Facilities is infringing, misappropriating or otherwise violating the intellectual property rights of any third party, (x) neither the Partnerships nor Seller has licensed any Intellectual Property to any third party and Seller has no Knowledge of the use or the infringement of the Intellectual Property by any third party, (y) the Partnerships (1) solely and exclusively own all rights, title and interest in and to the Intellectual Property, free and clear of all encumbrances and (2) possess enforceable licenses or other valid rights to use the Intellectual Property.
3.26
Compliance Program. Each Partnership maintains and adheres to, in all material respects, a written compliance program designed to promote compliance with all healthcare laws and ethical standards applicable to the Facilities. Schedule 3.26 includes a description of each audit and investigation conducted by a third-party or by the Partnerships pursuant to their compliance programs during the last three (3) years relating to material healthcare regulatory issues involving the Partnerships. For purposes of this Agreement, the term "compliance program" refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of HHS. Seller has made available to Buyer a copy of each Partnership's current compliance program materials, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies.
3.27
Provider Relief Fund Matters. The proceeds of any loans or funds received by the Partnerships under the COVID-19 Medicare Accelerated and Advance Payment Program ("Medicare Advanced Payment Program"), the Public Health and Social Services Emergency Fund under the CARES Act ("Provider Relief Fund"), and any COVID-19-related funding, grants, reimbursements, or advances from the Federal Emergency Management Agency, including the FEMA Public Assistance Program ("FEMA Funding"), have been repaid in full by the Partnerships to the appropriate Government Entity. The Partnerships have utilized all such funds in accordance with all applicable laws and the terms and conditions applicable to such programs.
3.28
Charitable Funds. Neither the Partnerships nor any other person directly or indirectly holds funds that are donor restricted for the benefit of the Facilities.
3.29
Facilities. Except as set forth on Schedule 3.29, neither CHS nor any Affiliate thereof, nor Seller or either of the Partnerships, and each of their Affiliates, directly or indirectly operate any health care facilities within fifteen (15) miles of the main campus of the Hospital other than the Facilities identified on Exhibit A.
3.30
Accountable Care Organization.
(a)
The ACO is, and during the past six (6) years has been, in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the ACO and the operations of the ACO.
(b)
The ACO is, and during the past six (6) years has been, duly designated and in good standing as an accountable care organization under the Medicare Shared Savings Program (“MSSP”) and is in material compliance with applicable MSSP regulations and program requirements, including without limitation those relating to governance, leadership and management, compliance programs, agreements with ACO Participants and

ACO Providers/Suppliers (as such terms are defined under applicable MSSP regulations) (including participation agreements and provider/supplier lists), quality performance standards, beneficiary protections, data use, beneficiary notifications, marketing and beneficiary incentive programs, and reliance on any applicable MSSP fraud and abuse waivers. All material MSSP submissions, applications, renewals, attestations, quality data, and reports filed by or on behalf of the ACO were true, complete, and correct in all material respects when filed. Any reliance by the ACO on MSSP fraud and abuse waivers has been in conformity with applicable waiver requirements, including satisfaction of prerequisites and documentation and Board authorization where required.
(c)
ACO Holdings has not received written notice that the ACO is in material violation of any applicable law, or that the ACO’s status or good standing in the MSSP is, or within the past six (6) years has been, subject to termination, nonrenewal, suspension, or any other material adverse action.
(d)
Schedule 3.30(e) lists all material contracts of the ACO related to participation in the MSSP, including without limitation, the Participation Agreement with CMS and agreements with each ACO Participant and ACO Provider/Supplier.
4.
REPRESENTATIONS AND WARRANTIES OF VUMC AND BUYER. As of the date hereof, and, when read in the light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, VUMC and Buyer jointly and severally represent and warrant to Seller the following:
4.1
Existence and Capacity. Buyer is a limited liability company, duly organized and validly existing in good standing under the laws of the State of Tennessee. Buyer has the requisite power and authority to conduct its business as now being conducted. VUMC is a nonprofit corporation, duly organized and validly existing in good standing under the laws of the State of Tennessee. VUMC has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.
4.2
Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery and performance of this Agreement by Buyer and VUMC and all other agreements referenced herein or ancillary hereto to which Buyer or VUMC, respectively, is a party and the consummation by Buyer and VUMC of the transactions contemplated by this Agreement and the documents described herein, as applicable:
(a)
are within its corporate powers, are not in contravention of corporate law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;
(b)
except as contemplated by Sections 6.1 and 6.2, do not require any approval or consent required to be obtained by Buyer of, or filing required to be made by Buyer with, any Government Entity bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c)
will neither conflict with nor result in any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;
(d)
will not violate any statute, law, rule or regulation of any Government Entity to which it may be subject; and
(e)
will not violate any judgment, decree, writ or injunction of any court or Government Entity to which it may be subject.
4.3
Binding Agreement. This Agreement and all agreements to which Buyer or VUMC will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer or VUMC, respectively, and are and will be enforceable against it or them in accordance with the respective terms hereof or thereof.
4.4
Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer (including VUMC) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
4.5
Availability of Funds. Buyer has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds which will be sufficient to enable Buyer to pay the Purchase Price.
5.
COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:
5.1
Governmental Approvals. Seller shall (i) use reasonable best efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Seller to perform its obligations under this Agreement; and (ii) assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Buyer reasonably deems necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.
5.2
Antitrust Matters. Seller shall (a) use reasonable best efforts to file with the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "Justice Department") a Notification and Report Form relating to this Agreement and the transactions contemplated by this Agreement as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 ("HSR Act") promptly following the date of this Agreement; (b) produce at the earliest practicable date all documents that may be requested of Seller or its Affiliates by the FTC, the Justice Department or any other Government Entity, in connection with the transactions contemplated by this Agreement, under the Sherman Act, the Clayton Act, the HSR Act, or the Federal Trade Commission Act, each as amended, or any other federal, state or other statutes, laws, rules, regulations, orders, decrees, administrative or judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or substantial lessening of competition (collectively, the "Antitrust Laws"), (c) cooperate with Buyer in connection with engaging with the FTC, the Justice Department or any other Government Entity in efforts to obtain regulatory approval of the transactions contemplated by this Agreement, (d) promptly inform Buyer of any communication made to or received by Seller from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (e) subject to applicable law and to the extent reasonably practicable, permit Buyer to review and comment on any written communication regarding any of the transactions contemplated hereby prior to providing such communication to the FTC, the Justice Department or any other Government Entity, (f) use reasonable best efforts to obtain all consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, (g) to the extent reasonably practicable, not agree to participate, or permit its representatives to participate, in any substantive meeting or discussion with the FTC, the Justice Department, or any other Government Entity in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with Buyer in advance and, to the extent permitted by such Government Entity and reasonably practicable, gives Buyer the opportunity to attend and participate, and (h) promptly furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.2 of this Agreement. Without limiting the foregoing, Seller shall have no obligation to (i) participate in the defense of an injunction action or other legal proceeding brought under the Antitrust Laws by the FTC, the Justice Department, any other Government Entity, or private party, or (ii) propose, negotiate, offer to commit to enter into or effect a consent decree imposing any substantive obligations.
5.3
Operations. Seller agrees, through its representation on the Board of Directors of the Partnerships, as well as through its control over the management and operations of the Partnerships, to cause the Partnerships to carry on the business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities other than in accordance with the terms of the Partnership Agreements. Seller and its Affiliates shall continue to perform all of their respective obligations under agreements relating to or affecting the Facilities consistent with past practice and shall use commercially reasonable efforts to maintain and preserve the business organizations intact, retain the present employees at the Facilities, maintain assets in good working order and condition, keep in full force and effect present insurance policies or other comparable insurance pertaining to the Facilities, maintain staffing levels at the Facilities at adequate levels to support its operations consistent with the current operation of the Facilities, and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Facilities. Except as approved by Buyer in writing, Seller shall cause the Partnerships not to:
(a)
sell, remove or transfer, or cause or permit any encumbrance to be placed on, any of the Partnerships' (i) material tangible assets or (ii) interest in the Owned Real Property;
(b)
abandon, sell, transfer, assign, permit to lapse, dispose of, or encumber any Intellectual Property, except for non-exclusive licenses granted to customers or contractors in the ordinary course of business consistent with past practices;

(c)
enter into, amend, modify, terminate, renew or cancel any Contract except in the ordinary course of business or as set forth in Section 5.9 and in compliance with all applicable laws;
(d)
enter into a new Contract with a physician or other referral source with respect to the operation of the Facilities;
(e)
waive, release, assign, settle or compromise any material rights or claims, or any Material Litigation or arbitration with respect to the operation of the Facilities. For purposes of this subsection "Material Litigation" shall mean any uninsured litigation with respect to the operation of the Facilities where damages sought under such litigation exceed two hundred fifty thousand dollars ($250,000) (but not class action litigation involving primarily facilities of Seller or its Affiliates other than the Facilities).
(f)
(i) increase the compensation or benefits payable or to become payable to any employee, or any director, manager, officer or consultant of the Facilities, except in the ordinary course of business (including annual merit increases) or in accordance with existing contracts or personnel policies; (ii) grant or increase any rights to change in control, severance or termination payments or benefits to, or enter into any change in control, employment, consulting or severance agreement with, any employee of the Facilities; (iii) adopt, establish, amend, or terminate any Benefit Plan; or (iv) revise any existing collective bargaining agreements or any collective bargaining agreements under negotiation to require Buyer, or any prospective buyer, to continue the employment of any employees covered by the collective bargaining agreements for any period of time in the event of a change of ownership of the Facilities without first obtaining Buyer's prior written consent (which approval will not be unreasonably withheld, conditioned or delayed);
(g)
make any material change to the Seller's or Physician Practice Partnership’s employment agreements, employee handbooks, and employee policies and procedures, except in the ordinary course of business;
(h)
(i) delay or accelerate payment of any account payable related to the operation of the Facilities in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business; or (ii) vary any inventory purchase practices of the Facilities in any material respect from past practices;
(i)
make any material change in any method of accounting or accounting practice or policy, except as required by any changes in GAAP or applicable law; or
(j)
(i) make or revoke any material Tax election; (ii) materially amend any Tax Return, (iii) request or consent to the extension of any applicable statute of limitations in respect Taxes, (iv) settle or compromise any Tax proceeding involving a material amount of Taxes or (v) forego any refund for a material amount of Taxes.

Moreover, Seller shall cause the ACO to operate in the ordinary course of business consistent with past practice and in accordance with all applicable law and requirements of the MSSP. Except as approved by Buyer in writing (which approval shall not be withheld unreasonably), Seller shall cause the ACO not to materially modify the ACO Participant or ACO Provider/Supplier list, shared savings distribution methodology, governance documents, or reliance on MSSP fraud and abuse waivers, or take any action or omit to take any action that would reasonably be expected to result in termination, nonrenewal, or suspension of the ACO’s MSSP participation.

For purposes of this Section 5.3, Seller shall be deemed to have obtained Buyer's prior written consent to undertake the actions otherwise prohibited by this Section 5.3 if Seller gives Buyer written notice of a proposed action and Seller does not receive from Buyer a written notice of objection to such action within ten (10) business days after Buyer receives Seller's written notice.

5.4
Efforts to Close. Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 7 to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before December 31, 2025.
5.5
Access/Inspections. During the pre-Closing period, Buyer and its respective representatives and legal counsel will be allowed reasonable access to perform a detailed legal and financial due diligence review of the Partnerships and the Facilities; provided that such due diligence review does not unduly interfere with the operations of the Facilities. Buyer shall be permitted to conduct a physical inspection of the Facilities and their assets, provided that no such inspection shall take place, and no employees associated with the Facilities shall be contacted by Buyer, without the Buyer first coordinating such inspection or contact with Seller. Buyer, in its discretion and at its sole cost, may commission from one (1) or more reputable environmental consulting or engineering firms (i) a Phase-I site assessment report on each of the Owned Real Property conducted in accordance with ASTM Standard Practice for Environmental Site Assessments (E-1527-13), (ii) such Phase II investigations and reports as are recommended by the environmental consulting or engineering firm based on the results of the Phase I environmental site assessments and subject to the parties entering into a mutually acceptable right of entry agreement, (iii) report of survey, sampling assessments and recommendations of friable asbestos-containing materials on the Owned Real Property and/or (iv) an architectural and structural report on the Owned Real Property and the Facilities (collectively, the "Buyer Environmental Surveys"). If the Buyer commissions any such reports within the time frame set forth above, then the scope findings and conclusions of any such reports shall be provided to Seller and shall not have revealed any condition which would constitute a Material Adverse Effect.
5.6
Exclusivity. From the date hereof until Closing, Seller shall not, and shall cause its Affiliates and their respective representatives not to, directly or indirectly, (a) solicit, initiate, encourage, receive, consider or enter into any inquiry, proposal, offer or contract from any person or entity (other than Buyer and its Affiliates and their representatives) relating to any transaction involving (i) the sale of any stock or other ownership or control interest in any Partnership, (ii) the sale, except in the ordinary course of business, of any assets or debt of any Partnership or any of its Subsidiaries or the Facilities, (iii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the equity of any Partnership or any of its Subsidiaries, (iv) enter into any agreement with any person or organization (other than Buyer) with respect to the management or operation of the Business or the Facilities, or (v) any other form of change in control transaction or business combination involving the Business, the Partnerships or any of their Subsidiaries, or the Facilities (in each case, an "Acquisition Proposal"), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal. Seller recognizes and acknowledges that a breach of the provisions of this Section 5.6 would cause irreparable and material loss and damage to Buyer and that, accordingly, Seller agrees that Buyer shall be entitled to injunctive relief, specific performance, or other equitable relief for any such breach or threatened breach.
5.7
Financial Statements and Notification of Certain Matters. Within thirty (30) days following the end of each calendar month prior to the Closing, Seller shall deliver to Buyer complete copies of the unaudited balance sheet and income statements of the Partnerships related to their operation of the Facilities for each month then ended. At any time from the date of this Agreement to the Closing Date, each party shall give prompt written notice to the other party of (a) the occurrence, or failure to occur, of any fact, circumstance or event that has caused or would reasonably be expected to cause any condition to the obligations of any party to consummate the transactions contemplated by this Agreement not to be satisfied or (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under the Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
5.8
Contract Consents. Seller shall use commercially reasonable efforts to obtain, prior to the Closing Date, any consents from third parties to the Contracts, which, pursuant to the terms of the applicable Contract, require such consent related to the change of ownership or control of the Partnerships and/or the Facilities and their related businesses to the Buyer's ownership and control.
5.9
Contract Termination. Seller shall cause the Partnerships to terminate, effective no later than immediately prior to the Closing, each Contract set forth on Schedule 5.9 (the “Identified Contracts”) in accordance with the terms of such Identified Contracts. Seller shall keep Buyer reasonably informed of material developments regarding such terminations and shall deliver to Buyer, no later than the Closing, copies of executed termination agreements or other written evidence reasonably satisfactory to Buyer that each Identified Contract has been validly terminated.
6.
COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:
6.1
Governmental Approvals. Buyer shall (i) use reasonable best efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Buyer to perform its obligations under this Agreement; and (ii) assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller reasonably deem necessary or appropriate and in the preparation of any document or other material which may be required by any Government Entity as a predicate to or as a result of the transactions contemplated herein.
6.2
Antitrust Matters. Buyer shall (a) use reasonable best efforts to file with the FTC and the Justice Department a Notification and Report Form relating to this Agreement and the transactions contemplated by this Agreement as required by the HSR Act promptly following the date of this Agreement; (b) produce at the earliest practicable date all documents that may be requested of Buyer or its Affiliates by the FTC, the Justice Department, or any other Government Entity under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement, (c) cooperate with Seller in connection with engaging with the FTC, the Justice Department or any other Government Entity in efforts to obtain regulatory approval of the transactions contemplated by this Agreement, (d) promptly inform Seller of any material communication made to or received by Buyer or any of its Affiliates from the FTC, the Justice Department or any other Government Entity regarding any of the transactions contemplated hereby, (e) subject to applicable law and to the extent reasonably practicable, permit Seller to review and comment on any written communication regarding any of the transactions contemplated hereby prior to providing such communication to the FTC, the Justice Department or any other Government Entity, (f) use reasonable best efforts to obtain all consents, approvals, exemptions, authorizations or waivers necessary or appropriate under the Antitrust Laws from the FTC, the Justice Department and any other Government Entity in order to avoid or terminate any action or proceeding by any of them with respect to, and to permit the consummation of in the most expeditious manner practicable, the transactions contemplated by this Agreement, (g) to the extent reasonably practicable, not agree to participate, or permit its representatives to participate, in any substantive meeting or discussion with the FTC, the Justice Department, or any other Government Entity in respect of any filings, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with Seller in advance and, to the extent permitted by such Government Entity and reasonably practicable, gives Seller the opportunity to attend and participate, and (h) promptly furnish to Seller such information concerning Buyer or its Affiliates as Seller needs to perform its obligations under Section 5.2 of this Agreement. Without limiting the foregoing, Buyer shall have no obligation to (i) participate in the defense of an injunction action or other legal proceeding brought under the Antitrust Laws by the FTC, the Justice Department, any other Government Entity, or private party, or (ii) propose, negotiate, offer to commit to enter into or effect a consent decree imposing any substantive obligations. Buyer shall, on behalf of the parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Seller is not constrained from complying with applicable law), provided, further, that the parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any Antitrust Law prior to their submission.
6.3
Operations. Buyer agrees, through its representation on the Board of Directors of the Partnerships, to cause the Partnerships to carry on the business pertaining to the Facilities in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Facilities other than in accordance with the terms of the Partnership Agreements. Buyer and its Affiliates shall continue to perform all of their respective obligations under agreements relating to or affecting the Facilities consistent with past practice and shall use commercially reasonable efforts to maintain and preserve the business organizations intact, retain the present employees at the Facilities and maintain their relationships with physicians, suppliers, customers, and others having business relations with the Facilities.
6.4
Efforts to Close. Buyer shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Section 8 to the extent that Buyer's action or inaction can control or influence the satisfaction of such conditions, so that the Closing will occur on or before December 31, 2025.
6.5
Title Commitment and Survey.
(a)
Title Commitment. Within thirty (30) days after the date hereof, Buyer, at its expense, shall obtain a current title commitment with respect to the Owned Real Property (the "Title Commitment"), from Chicago Title Insurance Company (the "Title Company"), together with legible copies of all exceptions to title referenced therein, sufficient for the issuance of an owner's policy of title insurance for the Owned Real Property (the "Title Policy"). Buyer shall promptly, upon its receipt, forward a copy of the Title Commitment and exception documents to Seller.
(b)
Survey. Within forty-five (45) days after the date hereof, Buyer may, at its expense, obtain current as-built surveys of the Owned Real Property (the "Surveys") or such portions thereof as Buyer elects. Buyer shall promptly upon its receipt furnish a copy of the Surveys to Seller.
(c)
Title Defects and Cure. The Title Commitment and the Surveys (to the extent obtained pursuant to Section 6.5(b) above) are collectively referred to as "Title Evidence". Buyer shall notify Seller within fifteen (15) days after its receipt of the last of the Title Evidence (the "Study Period") of any liens, claims, encroachments, exceptions or defects disclosed in the Title Evidence which do not constitute Permitted Encumbrances (collectively, "Defects"). Seller, at its cost and expense, shall cure the objections on or before the Closing or Seller may elect to not cure the objections and shall give written notice to Buyer within ten (10) days of its receipt of Buyer's objections of its decision whereupon Buyer may waive such objections and close or may terminate this Agreement, which election shall be made within ten (10) days of its receipt of Seller's written notice. If Seller fails to timely give such notice, Seller shall be deemed to have elected not to cure the objections, whereupon Buyer may waive such objections and close or may terminate this Agreement, which election by Buyer shall be made within twenty (20) days following notice of objection to Seller. Upon termination of this Agreement under the terms of this Section 6.5(c), no party to this Agreement shall have any further claims under this Agreement against any other party, except for matters that expressly survive termination of this Agreement. Any matters shown by the Title Evidence to which Buyer does not object or which are waived by Buyer as herein provided shall be deemed to be Permitted Encumbrances. Notwithstanding anything contained in this Section 6.5(c) to the contrary, at the Closing, Seller shall cause all mortgages, deeds of trust, financing statements and other similar liens encumbering the Partnerships' fee interest in the Owned Real Property, and arising by, through or under Seller, or any of its Affiliates, to be released (other than liens for taxes and assessments not yet due and payable and any mechanic's or materialmen's liens relating to the Assumed Liabilities). If any update of the Title Evidence is delivered to Buyer after the expiration of the Study Period which (i) discloses any title exception not disclosed in the Title Evidence last received by Buyer, (ii) such exception was created or first appeared in the public records after the expiration of the Study Period, and (iii) such exception does not constitute a Permitted Encumbrance (any such exception satisfying all of the foregoing requirements being referred to as a "New Title Exception"), then Buyer shall have ten (10) days following receipt of such update to the Title Evidence to notify Seller in writing of its disapproval of any New Title Exception (a "New Title Objection"); if Buyer's disapproval of any such New Title Exception is not so communicated to Seller, the exception shall be considered a Permitted Encumbrance. Following any written disapproval notice by Buyer of a New Title Exception pursuant to this subsection, Seller shall have ten (10) days from receipt of Buyer's notice to notify Buyer whether Seller agrees to cure such New Title Objections before Closing ("New Title Response"). If Seller does not timely give its New Title Response or does timely give its New Title Response, but does not agree to cure all the New Title Objections before Closing, Buyer may, within five (5) days after the earlier of Seller's New Title Response or the deadline for the giving of Seller's New Title Response, as the case may be, notify Seller of its decision to either terminate this Agreement or waive such New Title Objections and proceed to Closing and any such New Title Objections will be considered a Permitted Encumbrance.
(d)
Costs. Section 12.9 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.
7.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are, at the option of Buyer, subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) expressly waived in writing by Buyer at the Closing:
7.1
Representations/Warranties; Covenants. The representations and warranties of CHS and Seller contained in this Agreement (as supplemented or amended as provided in Section 12.1) that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of CHS and each Seller that are not so qualified shall be true in all material respects, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such specific date), except to the extent that the failure of any such representations and warranties to be true and correct would not, or would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.
7.2
Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Buyer when so required, except as for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.
7.3
Title Policy. At the Closing, the Title Company shall be ready, willing and able to issue a pro forma of the Title Policy to the Health System Partnership. The Title Policy shall be issued, at Buyer's expense, on an ALTA Form 2021 Owner's Title Policy in an amount equal to an amount reasonably attributable to the Owned Real Property and shall insure to the Health System

Partnership, fee title to the Owned Real Property subject only to the Permitted Encumbrances and the standard exceptions contained in an owner's title policy prescribed for use in the State of Tennessee, (i) with the standard exception as to taxes and assessments limited to taxes and assessments for the current and subsequent years, not yet due and payable, (ii) with the standard exception as to facts, rights, interests, or claims which are not shown by the public records deleted, and with the standard exception as to encroachments, encumbrances, violations, variations or adverse circumstances that would be disclosed by an accurate and complete land survey modified to except matters shown on the Surveys (in each case, only to the extent that the Surveys are sufficient for the Title Company to delete and/or modify the same), (iii) with the standard exception as to liens, or any right to liens, for services, labor or materials furnished to the Owned Real Property deleted (other than any such liens or rights relating to Retained Liabilities), and (iv) with the standard exception for rights or claims of parties in possession limited to rights of tenants under recorded or unrecorded leases included in the Contracts. Buyer shall have the right to request such reasonable and customary endorsements (“Endorsements”) to the Title Policy as Buyer shall deem reasonably necessary; provided, however, that such Endorsements shall not be included in the definition of “Title Policy” for purposes of this Agreement and receipt of such Endorsements shall not be a condition to the Closing. Seller will cooperate reasonably with Buyer as may be reasonably necessary for the Title Company to issue such Endorsements; provided, however, Seller and its Affiliates shall not be obligated to incur any costs in connection therewith or to execute any affidavit, certificate or other document containing representations, warranties or covenants that are greater, broader or otherwise inconsistent with the representations, warranties and covenants of Seller contained in this Agreement or which would expose Seller or its Affiliates to any liability greater than that set forth in this Agreement.
7.4
Actions/Proceedings. The applicable waiting periods and any extensions thereof (including any agreements or commitments by the parties not to consummate the transactions, e.g., timing agreements), under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated.
7.5
Insolvency. Each of Seller and the Partnerships shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller or the Partnerships.
7.6
No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any event, change or development that has had, or would be reasonably expected to have, a Material Adverse Effect.
7.7
Material Consents. Buyer shall have obtained all consents of third parties that are material to the consummation of the transactions contemplated in this Agreement (collectively, the "Material Consents") as specified in Schedule 7.7. The Material Consents shall be in form and substance reasonably satisfactory to Buyer. Buyer shall cooperate in obtaining the Material Consents.

7.8
Termination of Identified Contracts. Buyer shall have received copies of executed termination agreements or other written evidence reasonably satisfactory to Buyer that each Identified Contract has been validly terminated in accordance with its terms.
7.9
Closing Deliveries. Seller shall have delivered to Buyer, in accordance with the terms of this Agreement, all contracts, agreements, instruments, and documents required to be delivered by Seller to Buyer pursuant to Section 2.2.
8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:
8.1
Representations/Warranties; Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (other than representations and warranties made as of a specified date which shall speak as of such specific date). Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects.
8.2
Governmental Approvals. All material consents, authorizations, orders and approvals of (or filings or registrations with) any Government Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made by Seller when so required, except for any documents required to be filed, or consents, authorizations, orders or approvals required to be issued, after the Closing Date.
8.3
Actions/Proceedings. The applicable waiting periods and any extensions thereof (including any agreements or commitments by the parties not to consummate the transactions, e.g., timing agreements), under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated, and no action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated.
8.4
Insolvency. Buyer shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.
8.5
Closing Deliveries. Buyer shall have delivered to Seller, in accordance with the terms of this Agreement, all contracts, agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 2.3.

9.
RESTRICTIVE COVENANTS.
9.1
Covenant Not To Compete. Seller agrees that, after the Closing Date, Buyer and its Affiliates shall be entitled to the goodwill and going concern value of the business of the Facilities, and to protect and preserve the same to the maximum extent permitted by law. For this and other reasons and as an inducement to Buyer to enter into this Agreement, Seller hereby covenants that at all times from the Closing Date until the fourth (4th) anniversary of the Closing Date, Seller will not, and will cause its Affiliates not to, directly or indirectly engage for themselves or any other person, either as principal, agent, manager, consultant, partner, operator, shareholder, member, owner, investor, joint venturer, creditor or otherwise, in any Competitive Business (hereinafter defined) located within a fifteen (15) mile radius of the main campus of the Hospital without Buyer's or VUMC's prior written consent (which Buyer or VUMC may withhold in its sole and absolute discretion); provided, however, that the foregoing restrictions shall not apply to the activities set forth on Schedule 9. "Competitive Business" shall mean any acute care hospital, specialty hospital, rehabilitation facility, diagnostic imaging center, inpatient or outpatient psychiatric or substance abuse facility, free-standing emergency department, physician clinic, urgent care clinic, ambulatory or other type of surgery center, or other facility providing services competitive with those provided by the Partnerships.
9.2
Non-Solicitation. During the one (1) year period immediately following the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, in any capacity, encourage, induce or solicit or attempt to encourage, induce or solicit, any supplier, licensee, licensor or other business relation of the Facilities to cease doing business with the Partnerships.
9.3
Enforcement. In the event of a breach of this Section 9, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorneys' fees) of securing such injunction to be borne by Seller. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach. All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. Seller further acknowledges and agrees that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.
10.
ADDITIONAL AGREEMENTS.
10.1
Termination Prior to Closing. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual, written consent of Seller and Buyer; (ii) by Buyer by written notice to Seller if any event occurs or condition exists which causes Seller to be unable to satisfy one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 7; (iii) by Seller by written notice to Buyer if any event occurs or condition exists which causes Buyer to be unable to satisfy one or more conditions to the obligation of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 8; (iv) by Seller or Buyer in the event that any Government Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; (v) by Seller or Buyer if the Closing shall not have taken place on or before 5:00 p.m. central time on December 31, 2026 (which date may be extended by mutual agreement of Seller and Buyer), provided that the right to terminate pursuant to this subsection (v) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date; (vi) by Buyer pursuant to Section 6.5 hereof or (vii) by Buyer pursuant to Section 12.1 hereof. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto, and all rights and obligations of all parties under this Agreement shall cease; provided, however, that (a) this Section 10.1 (Termination Prior to Closing) and Article 12 (Miscellaneous), together with any related definitions in this Agreement, shall survive any such termination and abandonment and (b) nothing contained in this Section 10.1 shall relieve any party from liability for fraud or any breach of any covenant in this Agreement.
10.2
Post-Closing Access to Information. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after the Closing each will, unless prohibited by law or regulation, reasonably cooperate and make reasonably available to the other party and its agents, independent auditors, counsel, and/or Government Entities upon written request and at the expense of the requesting party such documents and information as may be available relating to the Partnerships and the Facilities for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. Seller and Buyer shall cause their respective Affiliates to retain their books and records for the periods specified in their respective document retention policies. All reasonable documented out-of-pocket expenses associated with the delivery of the requested documents shall be promptly paid by a requesting party to the other party.
10.3
Preservation and Access to Records After the Closing. After the Closing, Buyer shall, and shall cause the Partnerships to, in the ordinary course of business and as required by law, keep and preserve in their original form all medical and other records of the Facilities existing as of the Closing, and which constitute a part of the assets of the Partnerships as of the Closing. For purposes of this Agreement, the term "records" includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that, as a result of entering into this Agreement and operating the Facilities, Buyer will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information Buyer acquires. Following the

Closing, Buyer agrees to, and to cause the Partnerships to, maintain the patient and personnel records maintained prior to the Closing at the Facilities in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(v)(l)(i)), the privacy requirements of HIPAA and applicable state requirements with respect to medical privacy, and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient and personnel records generated at the Facilities after the Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller and upon Buyer's receipt of any legally required consents and authorizations, Buyer will, and will cause the Partnerships to, afford to the representatives of Seller, including their counsel and accountants, full and complete access to, and copies of, the patient records of the Facilities at the Closing (including, without limitation, access to patient records in respect of patients treated by Seller at the Facilities). Upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, Buyer shall also make officers and employees of Buyer and the Partnerships available to Seller at reasonable times and places after the Closing. Any access to the Facilities, their records or personnel of Buyer or the Partnerships granted to Seller in this Agreement shall be upon the condition that any such access be consistent with applicable law and not materially interfere with the business operations of the Facilities. Buyer and Seller agree that, following the Closing, each Partnership shall make a timely election under Section 754 of the Code ("Section 754 Election"). Such election will be made effective as of the taxable year of each Partnership in which the Effective Time occurs and will be attached to the federal income Tax Return of each Partnership for the taxable year that includes or ends on the Effective Time. Each Partnership shall prepare, execute and deliver such documents and forms as are required by applicable law for an effective Section 754 Election, including the statement required by Treasury Regulations Section 1.743-1(k)(1) (regarding the effect of the adjustment of the basis of the assets of each Partnership).
10.4
Tax and Medicare Effect. None of the parties (nor such parties' counsel or accountants) has made or is making any representations to any other party (nor such party's counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.
10.5
Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.6
Tax Matters.
(a)
Following the Closing, the parties shall cooperate reasonably with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of the Partnerships for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.
(b)
In the event that the Internal Revenue Service proposes an adjustment to any item of income, gain, loss, deduction, or credit of the Partnership (or any partner's distributive share thereof) with respect to any taxable year (or portion thereof) ending prior to the Effective Time, Buyer and Seller agree that, if such adjustment results in an imputed underpayment that is allocable in whole or in part to the Seller under Section 6225 of the Internal Revenue Code of 1986, as amended (the "Code"), if requested by Buyer, the Partnerships shall make a valid election under Section 6226 of the Code and any corresponding state or local law (to the extent available) to apply the alternative procedure to the payment of the imputed underpayment (the "Push-Out Election"). The Partnerships shall take all actions, and Buyer shall cause the Partnerships to take all actions, necessary and permitted by law to timely and properly make and implement any such Push-Out Election, including furnishing to the Internal Revenue Service and each reviewed-year partner all required statements as described in Section 6226(a)(2) of the Code. If no Push-Out Election is made in connection with such audit, the Partnerships shall make the modifications provided by Section 6225(c) of the Code to the maximum extent permitted thereby. Seller shall (i) reasonably cooperate with the Partnerships and Buyer in connection with any such audit, and (ii) indemnify and hold harmless the Buyer and the Partnerships for any taxes, penalties, additions to tax, interest, or other amounts arising from such adjustment to the extent such amounts are attributable to the Seller under applicable law and this Agreement.
(c)
For U.S. federal (and applicable state and local) income Tax purposes, Buyer and Seller agree to treat the purchase and sale of Seller's Interest hereunder consistent with the principles of Revenue Ruling 99-6, Situation 1, and not to take any position inconsistent therewith on any Tax Return or in any Tax proceeding, except as otherwise required by a determination within the meaning of Section 1313 of the Code. The Partnerships shall make an election under Section 754 of the Code for the taxable period that includes the Closing Date, except to the extent such an election is already in effect for the Partnerships as of such time.
(d)
The obligations under this Section shall survive the Closing and shall not be subject to any limitation on indemnification obligations (including any cap or time limitation) set forth in this Agreement.

10.7
Employee Matters.
(a)
No later than forty-five (45) days prior to the Employee Transition Date, Seller shall provide to Buyer, one or more identified individuals for the sole purpose of preparing for the transition of payroll (and to no other persons or for any other purposes), a true, complete and correct list of all persons who are employees, independent contractors or consultants of the Seller, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, setting forth for each individual the following: (i) legal name; (ii) classification as employee, independent contractor or consultant; (iii) if an employee, the individual's title or position (including whether full or part time, and exempt or non-exempt status); (iv) original hire date and company seniority; (v) current base compensation rate on an annual, monthly, bi-weekly or hourly basis as appropriate to the individual's status; (vi) commission, bonus or other incentive-based compensation; (vii) the number of such employee's accrued vacation and holiday hours; and (viii) a description of the fringe benefits provided to each such individual.
(b)
On or before March 31, 2026 (the "Employee Transition Date"), Buyer or an Affiliate of Buyer shall offer employment to any personnel of the Hospital who are employed by the Seller (including any employees who, on the Employee Transition Date, are actively at work or are on statutory family or medical leave, military leave, short-term disability, or other short-term leave of up to six (6) months, provided that any such employee, exclusive of those employees on military leave, provides to the applicable Buyer entity a projected date of return that is within six (6) months from the Employee Transition Date and that employment and benefit coverage continue to be provided by the Seller in accordance with the terms of Seller's benefit plans in effect as of the date of this Agreement) in positions and at compensation levels consistent with those being provided by the Seller immediately prior to the Employee Transition Date as set forth in the employee census delivered by Seller to Buyer as promptly as practicable after the date of this Agreement (subject to any changes permitted under Section 5.3 hereof); provided that such persons meet all applicable accreditation standards and meet Buyer's ordinary course pre-employment hiring procedures and practices (e.g., drug screen). Notwithstanding the foregoing, Buyer shall interview but shall not be obligated to hire the senior management personnel (i.e., CEO, COO, CFO and CNO) of the Hospital. The Employee Lease Agreements dated March 19, 2006, by and between the Seller and each Partnership will be terminated as of the Closing Date and an Amended and Restated Employee Leasing Agreement will be entered into by Seller and each Partnership (the "New Employee Lease Agreements"). The New Employee Lease Agreements shall have such terms as are negotiated in good faith between the parties between the execution of this Agreement and the Closing. The New Employee Lease Agreements shall terminate following the later of (i) the Employee Transition Date and (ii) the disposition of those employees on leave of absence as of the Employee Transition Date. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer or the Partnerships with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature.
(c)
All employees who accept such offers and commence employment with Buyer or an Affiliate of Buyer shall be credited with employment service with the Seller prior to the Employee Transition Date for purposes of eligibility and vesting purposes (but not for purposes of benefit accrual) under Buyer's employee benefit plans or programs (the "Buyer Plans"), unless such service credit is not allowed pursuant to the express terms of any insurance policy (or policies) used to fund the benefits provided under such Buyer Plans, in which case such service credit will not be allowed just for such insured plan(s). Buyer shall offer or cause to be offered enrollment in the appropriate Buyer Plan that is a group health plan to any such employee together with the eligible dependents of such employee. With the exception as noted above for employees on leave of absence as of the Employee Transition Date, the parties agree that none of the employees providing services to the Partnerships after the Employee Transition Date will be employed by the Seller.
(d)
As of the Closing Date, Seller shall take all legal and other actions necessary, if any, so that the Partnerships shall cease to be an adopting employer under all Seller Benefit Plans as of the Closing Date.
(e)
Within the period of ninety (90) days prior to the Employee Transition Date, the Seller shall not violate the WARN Act. With respect to terminations of employees prior to the Employee Transition Date, Seller shall be responsible for any legally required notifications. With respect to terminations of employees following the Employee Transition Date, the Buyer shall be responsible for any legally required notifications.
(f)
Seller shall take all actions necessary to ensure that the amount of accrued vacation and holiday benefits for any non-exempt employee will not exceed eighty (80) hours as of the Closing Date. Within thirty (30) days of the Closing Date, the Seller shall have paid out to each non-exempt employee any accrued vacation and holiday benefits in excess of eighty (80) hours. For the avoidance of any doubt, accrued vacation and holiday benefits for exempt employees and any extended illness bank benefits will be resolved according to the Seller's policies and practices and no such accrued vacation and holiday benefits in excess of eighty (80) hours will transfer to Buyer at the Closing Date.
(g)
In accordance with applicable laws, starting on the date of this Agreement and continuing for six (6) months after the Employee Transition Date, Seller shall work with Buyer in good faith to provide requested records and files of employees for the purposes of extending offers and ongoing employment through closing; and Seller will provide reasonable access to its benefits, payroll and HR personnel at reasonable times to answer questions from Buyer regarding benefits, payroll, personnel and similar questions in order to ensure a smooth and timely transition of employment.
(h)
Nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) create any third party beneficiary or other right in any other person, including any current or former director, officer, employee or independent contractor, or confer any right to continued employment with the Partnerships, Buyer, or the Hospital or any of their respective Affiliates, (ii) constitute a limitation on rights to amend, modify or terminate any employee benefit plan, or (iii) apply to the extent it would result in a duplication of benefits.

10.8
Indigent Care Policies. Buyer shall cause the Hospital to adopt and maintain reasonable policies for the treatment of indigent patients of the Hospital. Buyer shall cause the Hospital to treat any patient presented to the emergency room who has a medical emergency or who, in the judgment of a staff physician, has an immediate emergency need. No such patient will be turned away because of age, race, gender or inability to pay. Buyer shall cause the Hospital to continue to provide services to patients covered by the Medicare and Medicaid programs and those unable to pay for emergent and medically necessary care. This covenant shall be subject in all respects to changes in governmental policy.
10.9
Information Services Agreement. At the Closing, an Affiliate of Seller and the Partnerships shall enter into an Information Services Agreement having such terms as are negotiated in good faith between such parties between the execution of this Agreement and the Closing.
10.10
Hospital Transition Services Agreement. At the Closing, an Affiliate of Seller and the Partnerships shall enter into a Hospital Transition Services Agreement having such terms as are negotiated in good faith between such parties between the execution of this Agreement and the Closing.
10.11
Clinic Billing and Collection Support Services Agreement. At the Closing, an Affiliate of Seller and the Partnerships will enter into a Clinic Billing and Collection Support Services Agreement having such terms as are negotiated in good faith between such parties between the execution of this Agreement and the Closing.
10.12
License Agreement. At the Closing, an Affiliate of Seller and the Partnerships shall enter into a License Agreement for Policy and Procedure Manuals having such terms as are negotiated in good faith between such parties between the execution of this Agreement and the Closing.
10.13
Receivables Collection Agreement. At the Closing, an Affiliate of Seller and the Partnerships shall enter into a Receivables Collection Agreement having such terms as are negotiated in good faith between such parties between the execution of this Agreement and the Closing.
10.14
Supply Chain Transition Services Agreement. At the Closing, an Affiliate of Seller and the Partnerships shall enter into a Supply Chain Transition Services Agreement having such terms as are negotiated in good faith between such parties between the execution of this Agreement and the Closing.
10.15
Continuation of Insurance. For a period of at least ten (10) years following the Closing, Seller shall maintain in effect insurance on all claims-made professional and general liability insurance policies of the Facilities for claims related to the period of Seller's operation or management of the Facilities. Such insurance shall have coverage levels equal to the coverage maintained by Seller for other comparable healthcare facilities operated by Seller or its Affiliates.
10.16
Telephone Access. The parties shall take all steps necessary to transition over to Buyer or an Affiliate all local and long-distance telephone services at the Facilities as of the Closing Date.

10.17
Releases of Guaranties. To the extent that any Seller or any Affiliate of any Seller has guaranteed the obligations of the Partnerships under the contracts, leases or other agreements to which a Partnership is a party, for the guaranty arrangements set forth in Schedule 3.18 (a "Seller Guaranty"), then at the request of Seller, Buyer shall use commercially reasonable efforts to have Seller or its Affiliate released as guarantor. If required to obtain a release from a Seller Guaranty, Buyer or VUMC shall execute a guaranty in the form of the existing Seller Guaranty, or such other form as may be agreed to by Buyer and the beneficiary of such guaranty. If Buyer is unable to obtain a release for any Seller Guaranty as set forth in this Section 10.17, Buyer (i) shall indemnify and hold harmless Seller and its Affiliates against any liabilities arising under such Seller Guaranty from and after the Effective Time, and (ii) agrees not to amend, modify, supplement, extend or renew (or allow an Affiliate of Buyer to amend, modify, supplement, extend or renew) the underlying contract, lease or other agreement in any manner that would reasonably be expected to materially increase the obligations of Seller or its Affiliates under the Seller Guaranty, without the prior written consent of Seller.
10.18
Non-Disparagement. For a period of two (2) years following the Closing Date, each of Seller and Buyer agree that neither they, nor any of their Affiliates, nor any of the agents, employees and representatives of the same, will make any statement, oral or written, which is untrue, misleading, disparaging of, detrimental to, or which reflects adversely on the other party, any of its Affiliates, or any of their respective officers, directors, agents or employees; provided, however, that nothing in this Section shall prohibit any party or its Affiliates, agents, employees or representatives from making truthful, good-faith statements or providing testimony, documents or other information (i) as required by applicable law (including subpoena, court order, deposition, interrogatory, or governmental or regulatory inquiry or investigation), (ii) in connection with any litigation, arbitration, mediation or other legal proceeding (including to enforce rights under this Agreement), or (iii) in confidential communications with such party's legal counsel. Nothing herein shall require any party to waive the attorney-client privilege or work product protection.
10.19
Termination of Management Agreements. Buyer, Seller and the Partnerships hereby agree that the Management Agreements dated February 1, 2006, by and between each Partnership and CHSPSC, LLC, as amended (the "Management Agreements"), shall be terminated as of the Effective Time without requiring the payment of any termination fee; provided, however, that all fees and amounts accrued under the Management Agreements for periods prior to the Effective Time shall remain due and payable by the Partnerships.
10.20
Release.
(a)
Except as otherwise set forth in this Agreement, upon consummation of the Closing, each Partnership and Buyer, for itself, and on behalf of its directors, managers, officers, employees, agents, assigns, representatives, predecessors in interest, successors, subsidiaries, divisions, Affiliates and all related companies and entities, does hereby release, acquit and forever discharge Seller, and each and every one of their present and former directors, managers, officers, employees, agents, assigns, representatives, predecessors in interest, successors, subsidiaries, divisions, Affiliates and all related companies and entities (individually, a "Seller Released Party" and collectively, the "Seller Released Parties") from and against any and all claims, demands, assertions, disputes, disagreements, indebtedness, rights, actions, causes of action, costs, expenses, compensation and damages of any kind whatsoever and any other claim whatsoever arising out of or in any way related to (i) the business, conduct and operation of the Partnerships and the Facilities from January 1, 2021 until the Effective Time; and (ii) the actual or alleged breach or nonperformance of the Partnership Agreements or the Management Agreements, and the duties and responsibilities therein set forth, excluding (A) those obligations arising directly under this Agreement or any other agreements or instruments contemplated herein or related hereto, ancillary to this Agreement, and (B) any rights and remedies of Seller and their Affiliates under Section 12.17.
(b)
Except as otherwise set forth in this Agreement, upon consummation of the Closing, Seller, for itself, and on behalf of its directors, managers, officers, employees, agents, assigns, representatives, predecessors in interest, successors, subsidiaries, divisions, Affiliates and all related companies and entities, does hereby release, acquit and forever discharge each Partnership and Buyer, and each and every one of their present and former directors, managers, officers, employees, agents, assigns, representatives, predecessors in interest, successors, subsidiaries, divisions, Affiliates and all related companies and entities (individually, a "Buyer Released Party" and collectively, the "Buyer Released Parties") from and against, any and all claims, demands, assertions, disputes, disagreements, indebtedness, rights, actions, causes of action, costs, expenses, compensation and damages of any kind whatsoever and any other claim whatsoever arising out of or in any way related to (i) the business, conduct and operation of the Partnerships and the Facilities from January 1, 2021 until the Effective Time; and (ii) the actual or alleged breach or nonperformance of the Partnership Agreements, and the duties and responsibilities therein set forth, excluding (A) those obligations arising directly under this Agreement or any other agreements or instruments contemplated herein or related hereto, ancillary to this Agreement and (B) any rights and remedies of Buyer and its Affiliates under Section 12.17.
10.21
Covenant Not to Sue.
(a)
Upon consummation of the Closing, except for any claims under this Agreement, neither the Partnerships nor Buyer, nor anyone acting on their behalf or at their direction, shall thereafter institute, cause to be filed, or promote any action, whether civil, administrative or otherwise against Seller or any of its Affiliates arising out of or in any way related to (i) the business, conduct and operation of the Partnerships or the Facilities from January 1, 2021 until the Effective Time; and (ii) the actual or alleged breach or nonperformance under the Partnership Agreements or the Management Agreements, and the duties and responsibilities set forth therein.
(b)
Upon consummation of the Closing, except for any claims under this Agreement, neither Seller or any of its Affiliates nor anyone acting on its behalf or at its direction, shall thereafter institute, cause to be filed, or promote any action, whether civil, administrative or otherwise against the Partnerships or Buyer or any of their Affiliates arising out of or in any way related to (i) the business, conduct and operation of the Partnerships or the Facilities from January 1, 2021 until the Effective Time; and (ii) the actual or alleged breach or nonperformance under the Partnership Agreements, and the duties and responsibilities set forth therein.

10.22
Cost Reports.
(a)
Buyer shall timely prepare all cost reports for the Partnerships with respect to cost reporting periods ending after the Effective Time (each a "Buyer Cost Report"), and Seller shall timely prepare all cost reports for the Partnerships with respect to cost reporting periods ending prior to the Effective Time (each a "Seller Cost Report"). As used herein, the term "Partnership Cost Reports" shall mean all cost reports relating to the Partnerships for periods before or after the Effective Time, including Seller Cost Reports or Buyer Cost Reports. Buyer shall, within five (5) business days after receipt by Buyer or the Partnerships, forward to Seller any and all correspondence relating to any Seller Cost Report. Seller shall retain all rights to appeal and reopen any Seller Cost Report. All rights to, and liabilities, obligations or receivables arising from, settlements and retroactive adjustments, if any, related to all Seller Cost Reports, including any reserves relating to such reports, shall be allocated between Seller and Buyer in proportion to their respective ownership percentages in the Partnerships prior to the Effective Time (i.e., 80% for Seller and 20% for Buyer). Accordingly, Buyer shall, within five (5) business days after receipt by Buyer or the Partnerships, (i) remit to Seller eighty percent (80%) of any receipts of funds relating to any Seller Cost Report, along with supporting documentation sufficient to validate the source, amount, and applicable cost report period of such receipts and (ii) forward to Seller any demand for payments from third party payors relating to any Seller Cost Report. Buyer shall, and shall cause the Partnerships to, maintain the originals of all Partnership Cost Reports, correspondence, work papers and other documents relating to Partnership Cost Reports for examination and copying by Seller as provided in Section 10.2.
(b)
Buyer shall, and shall cause the Partnerships to, cooperate with Seller in regard to any preparation, filing, handling, reopening or appeals of the Seller Cost Reports, including in connection with any cost report disputes or claim adjudication matters related to such cost reports. Such cooperation shall include Buyer (i) consistent with Section 10.2, allowing Seller to examine and make copies of the books and records transferred to Buyer or retained by the Partnerships at the Closing, (ii) providing statistics and obtaining books and records, (iii) coordinating with Seller in connection with Medicare and Medicaid exit conferences or meetings, (iv) making employees of Buyer, the Partnerships, and their Affiliates available to assist with any of the foregoing and (v) causing a duly authorized officer of the Partnerships to execute any Seller Cost Report or any other document in connection therewith that Seller are required or otherwise chooses to file after the Closing. All such cooperation by Buyer and the Partnerships shall be without cost to Seller, except with respect to reimbursement of out-of-pocket expenses of Buyer and the Partnerships. The required assistance by Buyer and the Partnerships shall be rendered in such a manner as not to interfere unreasonably with the operations of the Facilities.
(c)
Buyer and the Partnerships agree, (i) not to amend or reopen without Seller's prior written consent, any Seller Cost Report and (ii) upon the prior written request of Seller, to reopen any Seller Cost Report. Consistent with paragraph (b) above, Buyer shall, and shall cause the Partnerships to, cooperate with Seller in regard to any reopened Seller Cost Report.

(d)
Buyer shall be responsible for the Partnerships' preparation of the initial Partnership Cost Reports (the "Initial Cost Reports") to be filed by Buyer for the Partnerships for the first cost report period following the Closing, subject to Seller's right to approve the Initial Cost Reports to be filed. Seller's approval of the Initial Cost Reports shall not be unreasonably withheld. Seller shall provide any comments or objections to the Initial Cost Reports within fifteen (15) business days of receipt, or such reports shall be deemed approved. Seller will assist the Buyer with preparation of the initial cost reports by providing all information required for the periods prior to the Effective Time. Each party shall be entitled to, or be responsible for, a pro rata share of any receivable or payable resulting from the Initial Cost Reports as delineated in Section 1.9.
(e)
Buyer shall have the right, subject to Seller's approval, which shall not be unreasonably withheld, to appeal or settle any matter, claim, liability or payment with respect to the Initial Cost Reports or any audit thereof. Seller agrees to cooperate in connection with the preparation and filing of the Initial Cost Reports by providing Buyer within forty-five (45) days following the end of the cost-reporting period, all information requested by Buyer relating to the period of ownership of the Partnerships prior to the Effective Time. In the event Buyer and Seller are unable to agree on any matter requiring the approval of both parties hereunder, the dispute shall be submitted to an independent certified public accounting firm as Seller and Buyer may then mutually agree upon in writing and the decision of such firm shall be binding upon Seller and Buyer.
(f)
Seller agrees to cooperate in connection with (i) S-10 filings for periods of time that data is still on Seller or its Affiliate's systems, and (ii) support for any required documentation for the Hospital Investment Program (HIP), and such cooperation shall include, without limitation, providing all data reasonably requested by Buyer in a timely manner.
10.23
Pre-Closing Assets and Liabilities. Notwithstanding the transactions contemplated by this Agreement, except for the Excluded Liabilities, Seller and Buyer agree that all receipts, revenues, and other funds received by the Partnerships or any other party that are attributable to any period (or portion thereof) ending prior to the Effective Time shall be allocated between Buyer and Seller in accordance with their respective ownership interest in the Partnerships as in effect immediately prior to the Effective Time, regardless of which party receives such funds. Similarly, all liabilities, obligations, and expenses of the Partnerships that are attributable to any period (or portion thereof) ending prior to the Effective Time, shall be allocated between Buyer and Seller in accordance with their respective ownership interest in the Partnerships as in effect immediately prior to the Effective Time, regardless of which party pays such liabilities. To the extent either Buyer or Seller receives any funds or pays any liabilities that should be allocated to the other party under this provision, the receiving or paying party shall promptly remit the appropriate amount to the other party based on the allocation set forth in this Section 10.23. The obligations under this Section 10.23 shall survive the Closing.
10.24
Use of Excluded Marks. As of the Closing Date, Buyer shall take such action as is necessary to change the names of the Facilities so as not to include any of the Excluded Marks; provided, however, in order to effectuate a smooth and orderly transition and rebranding of the Facilities, Seller and its Affiliates (or its or their assigns as applicable), from and after the Closing, hereby grant a nonexclusive license to Buyer to use the word marks Tennova Healthcare, Tennova Healthcare Clarksville, Tennova Medical Group, and their respective logos comprised of the words plus the stylized design (collectively the “Excluded Tennova Marks”) with respect to: (a) durable personal property items, within the Facilities, containing the Excluded Tennova Marks (such as bed sheets, laundry and cafeteria trays) through the useful life of such durable personal property, (b) any signage or advertisements containing the Excluded Tennova Marks on the exterior of the Facilities or in other locations for a period of one hundred eighty (180) days after the Closing (the "Phase-Out Period"), (c) any existing advertisements and listings in directories for a period not to exceed the date the next such directory is published after Buyer has the opportunity to control such advertisements or listings, and (d) assets existing as of the Closing Date (such as displays, name badges, schedules, etc.), provided that, as soon as practicable but in no event later than the end of the Phase-Out Period, Buyer shall remove, cover, redact, strike over, or otherwise obfuscate any Excluded Tennova Marks from such assets, and provided further that Buyer shall not use any office supplies (such as letterhead, purchase order forms, bills and admitting forms) containing any of the Excluded Tennova Marks. Buyer shall not use any of the Excluded Tennova Marks in connection with any personal property acquired by Buyer after the Closing. Buyer shall not use any of the Excluded Tennova Marks as a corporate name, trade name, and in any domain names or names of social media accounts (e.g., Twitter, etc.). Notwithstanding the foregoing, (i) during the Phase-Out Period, Buyer may display the Excluded Tennova Marks within the content of a Facility's websites and social media accounts in association with identifying or advertising the Facility, (ii) Buyer will not be in breach of this Agreement if any of the Excluded Tennova Marks appear in any communications, marketing materials, advertisements, or in any other form in the market or at the Facilities, provided that such materials were not created by Buyer after the Closing Date, and (iii) nothing herein shall prevent, restrict or otherwise limit Buyer from (A) describing the historical relationship between Buyer and Seller with respect to the Facilities for informational purposes in any medium, or (B) making any use of the Excluded Tennova Marks that (x) would constitute “fair use” or otherwise not be prohibited under applicable law if such use were made by a third party, or (y) is otherwise required under applicable law.
10.25
Rural Health Transformation Program Funds. From and after the Closing through October 1, 2032, Buyer shall, and shall cause each Partnership to, pay to Seller an amount equal to sixty-five percent (65%) of any and all cash received directly by each Partnership in connection with the Rural Health Transformation Program authorized by the One Big Beautiful Bill Act (Section 71401 of Public Law 119-21) ("RHTP Funds"). Buyer shall remit each payment to Seller within ten (10) business days after the applicable Partnership's receipt of the corresponding RHTP Funds. All payments shall be made by wire transfer of immediately available funds to the account designated in writing by Seller from time to time. If any RHTP Funds previously taken into account for a payment to Seller are subsequently required to be returned or recouped by a Government Entity, then (i) the amount payable (or previously paid) to Seller with respect to such RHTP Funds shall be recomputed accordingly, and (ii) Seller shall, within ten (10) business days after written notice from Buyer, repay to Buyer the applicable RHTP Funds previously paid to Seller; provided, that Buyer may, at its option, offset any such amounts against future payments due to Seller under this Section.
10.26
Transition of Coverage Agreement. The parties acknowledge that the agreement identified on Schedule 10.26 (the “Coverage Agreement”) is a master agreement pursuant to which the Health System Partnership and other Affiliates of CHS receive services, and that the Coverage

Agreement will not be available to the Health System Partnership following the Closing by virtue of the fact that the Health System Partnership will no longer be affiliated with CHS. Between the execution of this Agreement and the Closing, Seller and Buyer shall negotiate in good faith using commercially reasonable efforts in cooperation with one another and the counterparty to the Coverage Agreement to transition the Health System Partnership to a new agreement with such counterparty or a partial assignment of the Coverage Agreement to the Health System Partnership, in either case upon terms that are substantially similar to the current terms of the Coverage Agreement as they apply to the Health System Partnership for a transitionary period following the Closing.
11.
INDEMNIFICATION.
11.1
Indemnification by Buyer. Subject to the limitations set forth in Section 11.3 hereof, Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees, agents or independent contractors (collectively, "Seller Indemnified Parties"), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys' fees and fees of expert consultants and witnesses) (collectively, "Losses") that any such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer at any time or by the Partnerships after the Effective Time of, or any failure by Buyer at any time or by the Partnerships after the Effective Time to perform, any covenant or agreement of, or required to be performed by, Buyer or the Partnerships, respectively, under this Agreement or any agreements ancillary to this Agreement, (iii) any of the Retained Liabilities, (iv) the fraud, intentional misrepresentation (including fraud or intentional misrepresentation related to Buyer's breach of its representations or warranties) or willful misconduct of Buyer or its representatives in connection with this Agreement, (v) any of the Assumed Liabilities, or (vi) any claim made by a third party with respect to the operation of the Facilities after the Effective Time.
11.2
Indemnification by Seller. Subject to the limitations set forth in Section 11.3 hereof, Seller shall defend, indemnify and hold harmless Buyer and its Affiliates (including the Partnerships and the ACO after the Effective Time), and their respective officers, directors, employees, agents or independent contractors (collectively, "Buyer Indemnified Parties"), from and against any and all Losses that any such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement or any agreements ancillary to this Agreement, (iii) any of the Retained Liabilities, (iv) any of the Excluded Liabilities, or (v) the fraud, intentional misrepresentation (including fraud or intentional misrepresentation with respect to Seller's breach of its representations and warranties) or willful misconduct of Seller or its representatives in connection with this Agreement.
11.3
Limitations.
(a)
Buyer and Seller shall be liable under Section 11.1(i) or Section 11.2(i), as applicable, only when total indemnification claims exceed Three Million Dollars ($3,000,000) (the "Basket Amount"), after which Buyer or Seller, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section 7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable. The liability of Buyer and Seller for indemnification under Section 11.1(i) or Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), respectively, shall be limited to an amount equal to twenty-five percent (25%) of the Purchase Price (the "R&W Indemnification Cap"). Further, and subject to the R&W Indemnification Cap, the liability of Seller for any Loss incurred by any Buyer Indemnified Party under Section 11.2(i) shall be equal to eighty percent (80%) of the Loss incurred by such Buyer Indemnified Party. Notwithstanding the foregoing provisions of this Section 11.3(a), the limitation on liability, the R&W Indemnification Cap and the Basket Amount shall not apply to claims arising under Section 11.1(i) or Section 11.2(i) resulting from the intentional misrepresentation or fraud by the indemnifying party.
(b)
The liability of Buyer for any Loss incurred by any Seller Indemnified Party under Section 11.1(iii) (i.e., for Retained Liabilities), shall be equal to twenty percent (20%) of the Loss incurred by such Seller Indemnified Party.
(c)
The liability of Seller for any Loss incurred by any Buyer Indemnified Party under Section 11.2(iii) (i.e., for Retained Liabilities), shall be equal to eighty percent (80%) of the Loss incurred by such Buyer Indemnified Party.
(d)
The parties recognize that the Seller Indemnified Parties and the Buyer Indemnified Parties may have the ability to seek indemnification for an indemnifiable claim under multiple subsections in Section 11.1 (with respect to indemnification sought by Seller Indemnified Parties) or Section 11.2 (with respect to indemnification sought by Buyer Indemnified Parties). A Seller Indemnified Party and a Buyer Indemnified Party shall have sole discretion to select which subsection(s) it seeks indemnification for an indemnifiable claim. By way of example, a Medicare recoupment claim against a Buyer Indemnified Party that qualifies as (i) a claim for indemnity under Section 11.2(i) as a breach of the representation and warranty in Section 3.8 or (ii) a claim for indemnity under Section 11.2(iii) as a Retained Liability may be brought by the Buyer Indemnified Party under Section 11.2(iii) for which there is no monetary limit on indemnification obligations or time limitation on bringing such claim for indemnification.
11.4
Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the "Indemnified Party") which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the "Indemnifying Party") in writing of the same within fifteen (15) calendar days of receipt of such written assertion of a claim or liability. No delay in or failure to give a claims notice by the Indemnified Party to the Indemnifying Party will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party. The Indemnifying

Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) business days after receipt of such written notice of such claim, fails to agree to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the third party claim and permit the Indemnified Party to participate in the defense of such third party claim. So long as the Indemnifying Party is conducting the defense of the third party claim in accordance with this Section 11.4, the Indemnifying Party will not be responsible for any attorneys' fees or other expenses incurred by the Indemnified Party regarding the third party claim. Anything in this Section 11.4 notwithstanding, (i) in the event that a proposed settlement requires the Indemnified Party to admit any wrongdoing, involves nonmonetary relief, and/or would require Indemnified Party to take or refrain from taking any action, then the proposed settlement shall not be entered into unless it is reasonably acceptable to both the Indemnifying Party and the Indemnified Party, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of the third party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters.
11.5
Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty-five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party. No delay in or failure to give a claims notice by the Indemnified Party to the Indemnifying Party will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party to the extent that such delay or failure has not materially prejudiced the Indemnifying Party.
11.6
Mitigation. The Indemnified Party shall take reasonable steps to mitigate all liabilities and claims, including availing itself of any defenses, limitations, rights of contribution, claims against third parties (other than the Indemnified Party's insurance carriers) and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may reasonably be requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount actually received by the Indemnified Party from any other party responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available from such other party to have responsibility. If the Indemnified Party receives an amount from such other party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.
11.7
Exclusive Remedy. The sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 11.
11.8
Post-Closing Handling of Claims. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller acknowledge and agree that, to the extent any claim or liability is asserted by a third-party against the Partnerships, a Buyer Indemnified Party or a Seller Indemnified Party, with respect to a matter that constitutes a Retained Liability, the parties shall follow the provisions set forth in Section 11.4 of the Agreement, except that Seller shall control the defense, settlement and prosecution of each such claim, and Seller and Buyer shall share in any monetary settlements and amounts payable in respect to any such claim in accordance with the ratio contemplated by Section 11.3(b) and (c) (i.e., 80% by Seller and 20% by Buyer).
12.
MISCELLANEOUS.
12.1
Schedules and Exhibits. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until the last business date that is prior to the Closing Date, Seller or Buyer may update their Schedules, subject to the other party's approval rights described below. Seller shall provide updated Schedules to Buyer at least ten (10) business days prior to the Closing Date. Notwithstanding the foregoing, Seller shall promptly update any Schedule if any matter to be disclosed on the updated Schedule could reasonably be expected to result in a Material Adverse Effect. If a party, after having a period of ten (10) business days to review any modification or amendment to a Schedule proposed by other party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because the modification or amendment to such Schedule discloses facts or circumstances having a Material Adverse Effect not disclosed in the original Schedules, then such party may terminate this Agreement on or before the Closing by giving a written notice to the other party (a "Termination Notice"), whereupon the other party shall be entitled, for a period of ten (10) business days after its receipt of the Termination Notice, to cure the matter that has triggered the Termination Notice. Notwithstanding anything contained herein to the contrary, the inclusion of new or different information on a Schedule after the date of this Agreement shall neither cure any inaccuracy or breach of any representation or warranty, nor prejudice or otherwise affect a party's right to seek relief for the other party's breach of a representation or warranty or affect the other party's right to indemnification under Section 11.1 or Section 11.2 (based upon the Schedule as of the date of this Agreement without taking into account any modification, update or amendment).
12.2
Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as are consistent with this Agreement and are reasonably necessary or convenient to consummate the transactions contemplated hereby, with each party bearing its own costs and expenses incurred by such party thereto. In addition and from time to time after the Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Seller's Interests in a manner consistent with this Agreement, with each party bearing its own costs and expenses associated therewith.
12.3
Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of any Seller or the Partnerships thereunder, unless such consent is obtained.
12.4
Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
12.5
Legal Fees and Costs. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or administrative proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.
12.6
Choice of Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.
12.7
Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that, except for the commitments set forth in Sections 12.25 and 12.26, any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more of its Affiliates (as defined in Section 12.18) so long as written notice is provided to the other parties; provided further, however, notwithstanding any such assignment or delegation, the assignor shall remain fully, primarily and completely responsible for all of its obligations and liabilities hereunder.
12.8
No Brokerage. Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.
12.9
Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and their agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (iii) Buyer shall pay for all state, county and local transfer, documentary or similar taxes payable in connection with the transfer of the Seller's Interests, all premium fees and costs associated with the Title Commitment, the Title Policy and the Surveys, any environmental engineering reports, licensure application fees, recording fees, and mechanical, structural, electrical and roofing engineering costs. Seller and Buyer shall each pay one-half of the filing fee under the HSR Act.
12.10
Confidentiality.
(a)
It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and their agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable Government Entities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement.
(b)
Seller acknowledges that the success of transactions contemplated under this Agreement after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or its Affiliates, agents and representatives, that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain between Seller and Buyer, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 12.10. Accordingly, Seller hereby agrees that Seller will not, and Seller will cause its Affiliates, agents and representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use any confidential or proprietary information involving or relating to the Facilities or the operations thereof; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 12.10 will not prohibit any retention of copies of records or disclosure (a) required by any applicable legal requirement so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (b) made in connection with the enforcement of any right or remedy relating to this Agreement.
(c)
Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 12.18 below) and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller's counsel or Buyer's counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.
12.11
Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information and filings reasonably necessary to be directed to Government Entities to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. Nothing contained in this Agreement will limit Seller or its Affiliates from making any disclosures regarding the transactions contemplated by this Agreement or filing any agreements that they deem necessary or advisable to be made in any filings with the Securities and Exchange Commission or in connection with any future securities offerings of Seller or its Affiliates.
12.12
Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof. Any waiver of a breach or violation of any provision of this Agreement must be in writing and signed by the party waiving such breach or violation to be effective.
12.13
Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified mail, return receipt requested, addressed as follows:

Seller:	CHS/Community Health Systems, Inc. c/o CHSPSC, LLC 4000 Meridian Boulevard Franklin, Tennessee 37067 Attention: Executive Vice President, Operations & Development

With a simultaneous copy to:	CHSPSC, LLC 4000 Meridian Boulevard Franklin, Tennessee 37067 Attention: General Counsel

Buyer:	Vanderbilt University Medical Center 1161 21st Avenue South D3300 Medical Center North Nashville, Tennessee 37232-2104 Attention: Deputy Chief Executive Officer and Chief Health System Officer

With a simultaneous copy to:	Vanderbilt University Medical Center 1161 21st Avenue South D3300 Medical Center North Nashville, Tennessee 37232-2104 Attention: General Counsel

12.14
Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.
12.15
Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.
12.16
Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
12.17
Survival. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at the Closing or thereafter. The representations and warranties (a) contained in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2 and 4.3, shall survive the Closing Date for a period of six (6) years following the Closing Date; (b) the representations and warranties contained in Sections 3.8, 3.9 and 3.16 shall survive the Closing Date for a period of four (4) years following the Closing Date; and (c) the representations and warranties contained elsewhere in this Agreement shall survive the Closing Date for a period of two (2) years following the Closing Date (such survival period, as applicable, the "Survival Period").

12.18
Affiliates. As used in this Agreement, the term "Affiliate " means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term "control " means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.
12.19
Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN; COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.
12.20
Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the day following the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.
12.21
No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
12.22
Limited Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer, Seller, their Affiliates and their respective permitted successors or assigns, Buyer Released Parties, Buyer Indemnified Parties, Seller Released Parties, and Seller Indemnified Parties, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.
12.23
Entire Agreement/Amendment/Counterparts. This Agreement supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein; provided, however, that certain Agreement for Use and Non-Disclosure of Confidential Information dated as of August 21, 2025, between CHSPSC, LLC and VUMC shall remain in effect up to and until the Effective Time. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This

Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
12.24
Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means an event, change or circumstance which, individually or together with any other event, change or circumstance, would reasonably be expected to have a material adverse effect on the business (but not the prospects), financial condition, or results of operations of the Facilities, taken as a whole. Notwithstanding anything to the contrary contained in this Agreement, none of the following occurring after the date hereof shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or proposed changes to any law, reimbursement rates or policies of Government Entities that are generally applicable to hospitals or health care facilities; (b) changes or proposed changes in requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or health care facilities; (c) any changes or any proposed changes in GAAP after the date of this Agreement; (d) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions; (e) changes resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby (including, without limitation, changes in private payor agreements or policies and their effects and the departure of employees), or Buyer being the proposed purchaser of the Seller's Interests; (f) the effect of physicians or payors moving proposed medical procedures from the Facilities to facilities not owned by the Partnerships (including, without limitation, facilities owned or operated by Buyer or its Affiliates), unless such effect is caused by Seller's or its Affiliates' direction to such physicians or payors; (g) compliance with the terms of, or the taking of any action required, by this Agreement or consented to by Buyer in writing; (h) any failure in and of itself to meet internal or published projections, estimates or forecasts of revenues, earnings, cash flow, or other measures of financial or operating performance for any period; or (i) any epidemic, pandemic, disease outbreak or other health crisis or public health event, or the worsening of the foregoing.
12.25
CHS Guaranty. CHS hereby unconditionally and absolutely guarantees the prompt performance and observance by Seller of each and every obligation, covenant and agreement of Seller arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of CHS under this Section 12.25 is a continuing guaranty and shall remain in effect, and the obligations of CHS shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of CHS:
(a)
The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements of any party under this Agreement or any ancillary documents hereto; or
(b)
The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.

12.26
VUMC Guaranty. VUMC hereby unconditionally and absolutely guarantees the prompt performance and observance by Buyer of each and every obligation, covenant and agreement of Buyer arising out of, connected with, or related to, this Agreement or any ancillary documents hereto and any extension, renewal and/or modification thereof. The obligation of VUMC under this Section 12.26 is a continuing guaranty and shall remain in effect, and the obligations of VUMC shall not be affected, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice or consent of VUMC:
(a)
The compromise, settlement, release, change, modification, amendment (except to the extent of such compromise, settlement release, change, modification or amendment) of any or all of the obligations, duties, covenants, or agreements or any party under this Agreement or any ancillary documents hereto; or
(b)
The extension of the time for performance of payment of money pursuant to this Agreement, or of the time for performance of any other obligations, covenants or agreements under or arising out of this Agreement or any ancillary documents hereto or the extension or the renewal thereof.
12.27
Knowledge of Seller. As used in this Agreement, "Knowledge of Seller" or "Seller's Knowledge" (and any similar expression) shall, with respect to the particular provision it qualifies, mean the actual knowledge of (a) Hospital's Chief Executive Officer, Chief Financial Officer, Chief Nursing Officer, and Compliance Officer (or equivalent), in each case after due inquiry of his or her direct reports, (b) Seller's (i) president and/or chief executive officer and (ii) chief financial officer, in each case after due inquiry of his or her direct reports, (c) CHSPSC, LLC's Division President and Division Chief Financial Officer (or the equivalent thereof) of the operating division to which the Hospital belongs, and (d) the CHSPSC, LLC compliance officer(s) who have worked on matters related to Seller.
12.28
Archive of Data Room. Seller shall, within twenty (20) business days of the Closing Date, deliver to Buyer a complete archive copy of the Data Room hosted by the applicable vendor as of the Closing Date from the view of an end user that was provided the most complete access to the Data Room. As used herein, the term "Data Room" shall mean the electronic documentation site established by Intralinks on behalf of Seller containing the due diligence information provided by Seller at the request of Buyer.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

SELLER:

CLARKSVILLE HOLDINGS, LLC

By:	/s/ R. Gabriel Ottinger
Name:	R. Gabriel Ottinger
Title:	Senior Vice President and Treasurer

CHS:

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ R. Gabriel Ottinger
Name:	R. Gabriel Ottinger
Title:	Senior Vice President and Treasurer

BUYER:

VANDERBILT MONTGOMERY HOLDINGS, LLC

By:	/s/ C. Wright Pinson, M.D., M.B.A.
Name:	C. Wright Pinson, M.D., M.B.A.
Title:	President

VUMC:

VANDERBILT UNIVERSITY MEDICAL CENTER

By:	/s/ Jane E. Freedman, M.D.
Name:	Jane E. Freedman, M.D.
Title:	Deputy Chief Executive Officer

HEALTH SYSTEM PARTNERSHIP:

CLARKSVILLE HEALTH SYSTEM, G.P.

By:	/s/ Andrew Emery
Name:	Andrew Emery
Title:	Hospital CEO

PHYSICIAN PRACTICE PARTNERSHIP:

CLARKSVILLE PHYSICIAN SERVICES, G.P.

By:	/s/ Andrew Emery
Name:	Andrew Emery
Title:	Hospital CEO